Exhibit 2.3

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

RUMBLEON, INC.,

STEVEN R. BREWSTER,

JUSTIN BECKER,

and

STEVEN R. BREWSTER, as the representative of each Seller

October 26, 2018

i

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PURCHASER	24
Section 4.1	Organization; Governing Documents	24
Section 4.2	Authorization and Enforceability	24
Section 4.3	Conflicts; Consent of Third Parties	24
Section 4.4	Brokers Fees	25
Section 4.5	No Proceedings	25
Section 4.6	No Other Representations and Warranties	25
ARTICLE V	COVENANTS	25
Section 5.1	Further Assurances	25
Section 5.2	Names and Logos	26
Section 5.3	Tax Covenants	26
Section 5.4	Non-Competition; Non-Solicitation	30
Section 5.5	Resignations	31
Section 5.6	Tangible Property	31
Section 5.7	Discharge of Affiliate Obligations	31
Section 5.8	Employee Matters	32
Section 5.9	Efforts to Consummate Transaction	32
Section 5.10	Estoppel Certificates	32
ARTICLE VI	CLOSING DELIVERABLES	32
Section 6.1	Conditions to the Obligation of Purchaser	32
Section 6.2	Conditions to the Obligation of Sellers	34
ARTICLE VII	INDEMNIFICATION	35
Section 7.1	Indemnity Obligations of Sellers	35
Section 7.2	Indemnity Obligations of Purchaser	35
Section 7.3	Indemnification Procedures	36
Section 7.4	Expiration of Representations and Warranties	37
Section 7.5	Certain Limitations; Calculation of Losses; Mitigation	36
Section 7.6	Indemnification Payments to Purchaser Indemnitees	39
Section 7.7	Treatment of Indemnification Payments	40
Section 7.8	Effect of Knowledge	40
Section 7.9	Sole Remedy; No Claims Against the Company	40
ARTICLE VIII	TERMINATION	40
Section 8.1	Termination of Agreement	40
Section 8.2	Effect of Termination	41
ARTICLE IX	MISCELLANEOUS	41
Section 9.1	Certain Definitions	40
Section 9.2	Expenses	48
Section 9.3	Governing Law; Jurisdiction; Venue	48
Section 9.4	Entire Agreement; Amendments and Waivers	49
Section 9.5	Section Headings	49
Section 9.6	Notices	49
Section 9.7	Severability	50
Section 9.8	Binding Effect; Assignment; Third-Party Beneficiaries	51
Section 9.9	Counterparts	51
Section 9.10	Remedies Cumulative	51

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SCHEDULES:

Schedule 1:
Seller Allocation

EXHIBITS:

Exhibit A:
Form of General Release

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is dated October 26, 2018 (the “Effective Date”), by and among RumbleOn, Inc., a Nevada corporation (“Purchaser”), the members of Wholesale Express, LLC, a Tennessee limited liability company (the “Company”) set forth in Schedule 1 hereto (each, a “Seller,” and collectively, the “Sellers”), Steven R. Brewster, a Tennessee resident, as the representative of each Seller as more fully described herein (the “Representative”). Purchaser, Sellers, and Representative are sometimes referred to herein collectively as the “Parties” and each individually as a “Party.” Capitalized terms used herein and not otherwise defined, shall have the meaning set forth in Section 9.1.

WHEREAS, the Sellers, collectively, own one hundred percent (100%) of the issued and outstanding membership interests (the “Membership Interests”) of Company;

WHEREAS, Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, all of the Membership Interests owned by such Seller (the “Purchased Interests”) pursuant to and in accordance with the terms and conditions set forth in this Agreement;

WHEREAS, on the Effective Date, certain of the Parties or their Affiliates shall enter in an Agreement and Plan of Merger, by and among, Purchaser, RMBL Tennessee, LLC, a Delaware limited liability company and wholly-owned subsidiary of Purchaser (“Merger Sub”), Wholesale Holdings, Inc., a Tennessee corporation (“Wholesale Holdings”), Wholesale, LLC, a Tennessee limited liability company and wholly-owned subsidiary of Wholesale Holdings, formerly known as Wholesale Inc. (“Wholesale LLC”), the shareholders of Wholesale Holdings set forth in Schedule 1 thereto, Representative, as the representative of each stockholder, and, for the limited purpose of Section 5.8, Marshall Chesrown and Steven R. Berrard, pursuant to which, among other things, Wholesale Holdings will merge with and into Merger Sub with Merger Sub continuing as the surviving company (the “Merger Agreement”); and

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.1 Purchase and Sale. Subject to the terms and conditions set forth herein, on the Closing Date, each Seller shall sell, transfer and deliver to Purchaser, free and clear of all Liens (other than any restrictions under the Securities Act and applicable state securities laws (“Blue Sky Laws”), and Purchaser shall purchase from each of the Sellers, all of the Purchased Interests owned by such Seller as set forth on Schedule 1 (the “Seller Allocation”) attached hereto, free and clear of all Liens, for the consideration specified in Section 1.3. In furtherance thereof, on the Closing Date each Seller shall deliver to Purchaser, free and clear of all Liens (other than any restrictions under the Securities Act and Blue Sky Laws), any certificates representing the Purchased Interests owned by such Seller, each duly endorsed in blank or with duly executed membership interest powers attached.

Section 1.2 Closing Date. The Parties acknowledge and agree that the closing of the purchase and sale of the Membership Interests contemplated hereby, and all other transactions contemplated by this Agreement (the “Closing”) shall take place on the date of satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.2 of this Agreement (other than those conditions that by their terms cannot be satisfied until the Closing (such date of Closing, the “Closing Date”). The Closing shall be effective for accounting and tax purposes as of 11:59 PM ET on the Closing Date.

Section 1.3 Purchase Price.

(a) The aggregate consideration payable with respect to the Purchased Interests hereunder (collectively, the “Purchase Price”) shall consist of:

(i)
$4,000,000.00 in cash; minus

(ii)
the amount, if any, by which the Closing Net Working Capital is less than the Target Net Working Capital; plus

(iii)
the amount, if any, by which the Closing Net Working Capital is greater than the Target Net Working Capital.

(b) A portion of the Purchase Price shall be used to discharge and pay in full (i) all Indebtedness for Borrowed Money (excluding, for the avoidance of doubt, the Floor Plan), (ii) the Company Transaction Expenses and (iii) the Change of Control Payments. In addition, pursuant to the Merger Agreement, 681,481 shares of Purchaser’s Series B Non-Voting Convertible Preferred Stock (the “Escrow Amount”) was deposited at closing to be held by the Escrow Agent (the “Escrow Account”) under the terms of that certain Escrow Agreement, dated as of the date hereof, by and among Purchaser, Representative and the Escrow Agent for, among other things, as security for certain obligations of Sellers under Section 1.6 and ARTICLE VII. The Parties acknowledge and agree that the Escrow Amount, shall be deemed to have a value of $6.75 per share (the “Per Share Valuation Amount”) for all purposes when calculating any claim against, or release from, the Escrow Amount, whether under Section 1.6, ARTICLE VII, or otherwise. If at any time while the Escrow Amount is held pursuant to the Escrow Agreement, there is any stock dividend, combination, subdivision, split or the like with respect to the Escrow Amount (any such event, a “Stock Event”), then the Per Share Valuation Amount shall be equitably adjusted to take into account the effect of the Stock Event as reasonably agreed to by Representative and Purchaser acting in good faith.

Section 1.4 Closing Date Payment. The Representative has prepared and delivered to Purchaser a good faith estimate of the Net Working Capital as of the Closing Date (the “Estimated Net Working Capital”), which shall be certified by Representative as its good faith estimation of the Net Working Capital as of the Closing Date. Representative shall have provided to Purchaser access to all relevant documents and information reasonably requested by Purchaser in connection with its review of the Estimated Net Working Capital (including all components thereof).

Section 1.5 Transaction to be Effected at the Closing.

(a) At the Closing, Purchaser shall:

(i)
pay to Sellers (in accordance with the Seller Allocation) an amount in cash, payable by wire transfer of immediately available funds to the account(s) specified in writing by Sellers, which shall be equal to the following (collectively, the “Closing Cash Consideration”):

A.
$4,000,000; minus

B.
the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital; plus

C.
the amount, if any, by which the Estimated Net Working Capital is greater than the Target Net Working Capital; minus

D.
the sum of (x) the amount of Company Transaction Expenses and (y) the Change of Control Payments; minus

E.
the aggregate amount of all Indebtedness for Borrowed Money (excluding, for the avoidance of doubt, the Floor Plan);

(ii)
pay the amount of all Indebtedness for Borrowed Money (excluding, for the avoidance of doubt, the Floor Plan) from the Purchase Price as provided in the Payoff Letters; and

(iii)
pay the Company Transaction Expenses and the Change of Control Payments from the Purchase Price pursuant to written instructions of the Company.

Section 1.6 Net Working Capital Adjustment.

(a) Within one hundred twenty (120) days after the Closing Date, Purchaser shall prepare and deliver to the Representative a statement (the “Closing Statement”) calculating the Net Working Capital as of the Closing Date (the “Closing Net Working Capital”).

(b) If the Representative disputes any amounts as shown on the Closing Statement, the Representative shall deliver to Purchaser within thirty (30) days after receipt of the Closing Statement a notice (the “Dispute Notice”) setting forth Representative’s calculation of such amount and describing in reasonable detail the basis for the determination of such different amount. If the Representative does not deliver a Dispute Notice to Purchaser within such thirty (30) day period, the Closing Statement prepared and delivered by Purchaser shall be deemed to be the “Final Closing Statement.” The Parties shall use commercially reasonable efforts to resolve such differences within a period of thirty (30) days after the Representative has given the Dispute Notice. If the Parties resolve such differences, the Closing Statement agreed to by the Parties shall be deemed to be the Final Closing Statement. If Purchaser and the Representative do not reach a final resolution on the Closing Statement within thirty (30) days after the Representative has given the Dispute Notice, unless Purchaser and the Representative mutually agree to continue their efforts to resolve such differences the Neutral Accountant shall resolve such differences, pursuant to an engagement agreement among Purchaser, the Representative and the Neutral Accountant (which Purchaser and the Representative agree to execute promptly), in the manner provided below. The Neutral Accountant shall only decide the specific items under dispute by the Parties, solely in accordance with the terms of this Agreement. Purchaser and the Representative shall each be entitled to make a presentation to the Neutral Accountant, pursuant to procedures to be agreed to among Purchaser, the Representative and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding such Party’s determination of the amounts to be set forth on the Closing Statement; and the Parties shall use commercially reasonable efforts to cause the Neutral Accountant to resolve the differences between Purchaser and the Representative and determine the amounts to be set forth on the Closing Statement within twenty (20) days after the engagement of the Neutral Accountant. The Neutral Accountant’s determination shall be based solely on such presentations of the Parties (i.e., not on independent review) and on the definitions and other terms included herein. The Closing Statement determined by the Neutral Accountant shall be deemed to be the Final Closing Statement. Such determination by the Neutral Accountant shall be conclusive and binding upon the Parties, absent fraud or manifest error. The fees and expenses of the Neutral Accountant shall be paid by the Party whose calculation of the Closing Net Working Capital is farther from the Neutral Accountant’s calculation thereof. Nothing in this Section 1.6(b) shall be construed to authorize or permit the Neutral Accountant to: (i) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between Purchaser and the Representative regarding the determination of the Final Closing Statement; or (ii) resolve any such differences by making an adjustment to the Closing Statement that is outside of the range defined by amounts as finally proposed by Purchaser and the Representative.

(c) Promptly, but no later than five (5) Business Days after the final determination thereof, if the Closing Net Working Capital set forth in the Closing Statement: (i) exceeds the Estimated Net Working Capital, Purchaser shall pay such excess amount to Sellers, or (ii) is less than the Estimated Net Working Capital, at the option and in the sole discretion of the Representative either (A) the Representative and Purchaser shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Purchaser from the Escrow Amount an amount equal to such shortfall or (B) the Sellers shall deliver to Purchaser an amount in immediately available funds equal to such shortfall and the Representative and Purchaser shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Representative, for the benefit of the Sellers from the Escrow Amount an amount equal to such shortfall. Any payments made pursuant to this Section 1.6 shall be treated as an adjustment to the Purchase Price by the Parties.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally but not jointly, and solely with respect to such Seller, represents and warrants to Purchaser that the following statements are true and correct:

Section 2.1 Authorization and Enforceability. Each Seller has all requisite legal capacity, to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of each of the Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of such Seller. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by each Seller, and constitute legal, valid and binding obligations of each Seller, enforceable against such Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity) (collectively, the “Enforceability Exceptions”).

Section 2.2 Conflicts; Consents of Third Parties. Except as set forth in Section 2.2 of the Disclosure Schedule, the execution and delivery by each Seller of this Agreement and the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, and compliance by each Seller with the provisions hereof or thereof will not: (a) conflict with, violate, result in the breach or termination of, constitute a default under, result in an acceleration of, constitute a change of control under, or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which such Seller is a party or by which such Seller or its properties, assets or Purchased Interests are subject, or require a Consent from any Person in order to avoid any such conflict, violation, breach, termination, default or acceleration; (b) violate any Law or any Order by which such Seller is bound; or (c) result in the creation of any Lien other than Permitted Liens, subscriptions, options, warrants, calls, proxies, commitments or Contracts of any kind upon any of the Purchased Interests. No Consent, Order, waiver, declaration or filing with, or notification to any Person, including any Governmental Body, is required on the part of such Seller in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents, or the compliance by such Seller with any of the provisions hereof or thereof.

Section 2.3 Purchased Interests.

(a) Each Seller holds of record and owns beneficially all of the Purchased Interests set forth opposite his name in Section 2.3(a) of the Disclosure Schedule, free and clear of all Liens, subscriptions, commitments and restrictions of any kind (other than Permitted Liens and restrictions under the Securities Act and Blue Sky Laws). The Purchased Interests were not issued in violation of (i) any Contract to which any Seller is or was a party or beneficiary or by which any Seller or its properties or assets is or was subject or (ii) of any preemptive or similar rights of any Person.

(b) Except as set forth in Section 2.3(b) of the Disclosure Schedule, no Seller is party to (i) any voting agreement, voting trust, proxy, registration rights agreement, equity holder agreement or other Contract with respect to the Membership Interests of the Company or (ii) any Contract obligating such Seller to vote or dispose of any Membership Interests of, or other equity or voting interests in, the Company or which has the effect of restricting or limiting the transfer, voting or other rights associated with the Purchased Interests.

Section 2.4 Brokers Fees. No Sellers have any Liability to pay commissions or similar fees to any investment banker, broker, or finder with respect to the transactions contemplated by this Agreement.

Section 2.5 Withholding. Purchaser and any of its agents and Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under any applicable provision of U.S. federal, state, local Tax Law, and to request and be provided any necessary Tax forms, including IRS Form W-9, or any similar information. To the extent that amounts are so deducted or withheld in accordance with the foregoing and paid over to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction, withholding and payment was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

The Sellers, jointly and severally, represent and warrant to Purchaser that the following statements are true and correct:

Section 3.1 Organization and Related Matters.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Tennessee and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as currently conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be in good standing would have a Company Material Adverse Effect.

(b) The Company does not have any Subsidiaries.

(c) Sellers have made available to Purchaser or its representatives complete and correct copies of the Governing Documents of the Company as presently in effect. Since its inception, the Company has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any Person.

Section 3.2 Books and Records. Except as set forth on Section 3.2 of the Disclosure Schedule, the minute books of the Company, which have been made available to Purchaser or its representatives, contain records of all material corporate actions taken by the members or the board of managers of the Company.

Section 3.3 Capitalization.

(a) Section 3.3 of the Disclosure Schedule sets forth the following as of immediately prior to Closing (i) the total number of issued and outstanding shares of each class of equity interest of the Company, (ii) the names of the holders of the issued and outstanding equity interests of the Company, and (iii) the number or percentage of equity interests of the Company held by each such holder. The issued and outstanding equity interests set forth in Section 3.3 of the Disclosure Schedule constitute the Purchased Interests. All of the Membership Interests of the Company have been duly and validly authorized and issued, are fully paid and nonassessable, and all such Membership Interests are held of record and beneficially owned as set forth on Section 3.3 of the Disclosure Schedule. No such Membership Interests have been issued in violation of any preemptive rights or any applicable securities Laws. Except as set forth in Section 3.3 of the Disclosure Schedule, (i) the Company has no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its membership interests, or securities convertible or exchangeable for, or any options, warrants, or rights to purchase, any of such membership interests; (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of its equity securities; (iii) there are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the Company; (iv) there are no distributions which have accrued or been declared but are unpaid on the equity securities of the Company; (v) there are no voting agreements, voting trusts, proxies, registration rights agreements, equity holder agreements or other Contracts with respect to the Company or any of the Membership Interests; and (vi) there are no Contracts obligating any Seller to vote or dispose of any equity securities of, or other equity or voting interests in, the Company or which has the effect of restricting or limiting the transfer, voting or other rights associated with the Membership Interests.

Section 3.4 Conflicts; Consents of Third Parties. Except as set forth in Section 3.4 of the Disclosure Schedule, the execution and delivery by Sellers of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, and compliance by Sellers with the provisions hereof and thereof do not and will not, with or without the passage of time or the giving of notice: (a) conflict with, or result in the breach of, any provision of the Governing Documents of the Company; (b) conflict with, violate, result in the breach or termination of, constitute a default under, result in an acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, any Material Contract to which the Company is a party or by which the Company’s assets are bound, or require a Consent from any Person in order to avoid any such conflict, violation, breach, termination, default or acceleration; (c) violate any Law or any Order by which the Company is bound; or (d) result in the creation of any Lien upon the properties or assets of the Company other than Permitted Liens. No Consent, Order, waiver, declaration or filing with, or notification to any Person, including any Governmental Body, is required by or with respect to Sellers, the Company in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents, or the compliance by any of them with any of the provisions hereof or thereof.

Section 3.5 Financial Statements. Included in Section 3.5 of the Disclosure Schedule are complete copies of (i) the audited balance sheets of the Company as at December 31, 2015, 2016, and 2017 and the related audited statements of income and retained earnings, members’ equity and of cash flows of the Company for the fiscal years then ended, and (ii) the unaudited condensed balance sheet of the Company (the “Balance Sheet”) as at September 30, 2018 (the “Balance Sheet Date”) (together with all the audited statements set forth in (i), including the related notes and schedules thereto, the “Financial Statements”). The Financial Statements have been prepared from the Books and Records in accordance with GAAP applied on a consistent basis throughout the periods indicated, except, in the case of the unaudited financial statements, for the failure to include the footnotes required by GAAP and subject to normal and non-recurring year-end audit adjustments (which will not be material in the aggregate). The Financial Statements fairly present in all material respects the financial position and results of operations, members’ equity and cash flows of the Company as of the dates and for the periods reflected thereon. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.6 No Undisclosed Liabilities. The Company does not have any Liabilities of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP except (a) to the extent specifically reflected and accrued for or specifically reserved against in the Balance Sheet, (b) for current Liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business consistent with past practice or (c) for Liabilities for Company Transaction Expenses and Change of Control Payments incurred in connection with the transactions contemplated by this Agreement.

Section 3.7 Absence of Certain Developments. Except as set forth in Section 3.7 of the Disclosure Schedule (arranged in subsections corresponding to the subsections set forth below; provided that all such subsections qualify this introductory clause), since the Balance Sheet Date, the Company has conducted its business in the ordinary course materially consistent with past practice and:

(a) there has not been any Company Material Adverse Change nor has there occurred any event which is reasonably likely to result in a Company Material Adverse Change;

(b) there has not been any split, combination or reclassification of any shares of capital stock or other security of the Company that is not reflected in Section 3.3 of the Disclosure Schedule;

(c) there has not been any damage, destruction or loss that is not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than $50,000 for any single loss or $100,000 in the aggregate for any related losses;

(d) the Company has not made any change in the rate of compensation, commission or bonus payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement or severance benefit or vacation pay, to or in respect of any director, officer or employee of the Company, other than increases in the ordinary course of business consistent with past practice;

(e) the Company has not entered into or amended any employment, deferred compensation, severance or similar agreement;

(f) the Company has not hired any employees or engaged any individual independent contractors other than in the ordinary course of business consistent with past practice;

(g) the Company has not made any loans, advances or capital contributions to, or investments in, any Person;

(h) the Company has not mortgaged, pledged, or subjected to any Lien, other than the Permitted Liens, any of its assets or sold, assigned, transferred, conveyed or otherwise disposed of any assets of the Company except for assets sold, assigned, transferred, conveyed or otherwise disposed of in the ordinary course of business consistent with past practice;

(i) the Company has not canceled or affirmatively waived any debt or claim or amended, canceled, terminated or affirmatively waived any right under any Material Contract except in the ordinary course of business consistent with past practice;

(j) the Company has not committed to make any capital expenditures or capital additions or improvements (i) in excess of $50,000 in the aggregate or (ii) outside the ordinary course of business consistent with past practices;

(k) the Company has not accelerated revenue recognition or the sales for periods prior to the Closing outside of the ordinary course of business consistent with past practices;

(l) the Company has not materially changed its policies or practices with respect to the payment of accounts payable or other current liabilities or the collection of accounts receivable (including any acceleration or deferral of the payment or collection thereof);

(m) the Company has not adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(n) the Company has not discharged or repaid any Indebtedness for Borrowed money outside the ordinary course of business consistent with past practice;

(o) the Company has not entered into any compromise or settlement of any Legal Proceeding or investigation by any Governmental Body;

(p) the Company has not transferred, assigned or granted any license or sublicense of any material rights under or with respect to any Intellectual Property other than in the ordinary course of business consistent with past practice; and

(q) the Company has not entered into any agreements or commitments to do or perform in the future any actions referred to in this Section 3.7.

Section 3.8 Taxes.

(a) The Company has timely filed with the appropriate taxing authorities all material Tax Returns that it has been required to file. All such Tax Returns are true, correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. Adequate reserves have been established on the Financial Statements to provide for the payment of any Taxes which are not yet due and payable with respect to the Company for taxable periods or portions thereof ending on or before the Balance Sheet Date. Except as set forth on Section 3.8(a) of the Disclosure Schedule, the Company is not the beneficiary of any extension of time within which to file any Tax Return. No written claim has been made in the past six (6) years by an authority with respect to the Company in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens, other than Permitted Liens, on any of the assets of the Company that have arisen in connection with any failure (or alleged failure) to pay any Tax.

(b) The Company has withheld and paid to the appropriate taxing authority or other Governmental Body all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, interestholder, or other third party.

(c) The Company has not waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment, payment or collection of any Tax.

(d) The Company has no obligation to make a payment that is not deductible under Section 280G of the Code or that includes an obligation to indemnify or "gross up" the recipient of such payment for taxes imposed by Section 4999 of the Code.

(e) None of the properties or assets of the Company is property which, for Tax purposes, is required to be treated as owned by another Person. The Company is not an obligor on, and none of their assets have been financed directly or indirectly by, any tax-exempt bonds. No property or assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(f) No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority or other Governmental Body against the Company. There has not been, within the past five calendar years, any written notice of potential examination, or to the Knowledge of the Company, any audit or examination of any Tax Returns filed by the Company.

(g) Except as set forth on Section 3.8(g) of the Disclosure Schedule, there is no action, suit, examination, investigation, Governmental Body proceeding, or audit or claim for refund in progress, pending, proposed or, to the Knowledge of the Company, threatened against or with respect to the Company regarding Taxes.

(h) The Company has not agreed to or been required to make any adjustment pursuant to Section 481(a) of the Code or any corresponding provision of state, local or foreign Law by reason of any change in accounting method initiated by it or on its behalf; no taxing authority has proposed any such adjustment or change in accounting method; and the Company does not have an application pending with any taxing authority requesting permission for any change in accounting method. The Company will not be required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax Laws as a result of a change in any method of accounting employed prior to the Closing Date other than any change in method of accounting required by applicable Law as a result of the transactions contemplated by this Agreement. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning on or after the Closing Date as a result of any of the following that occurred prior to the Closing Date: (i) a “closing agreement” as described in Section 7121 of the Code; (ii) an installment sale or open transaction; (iii) receipt of a prepaid amount; (iv) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19; (v) use of an accounting method other than the accrual method (vi) an income inclusion pursuant to Section 965, including an election under Section 965(h) of the Code or (v) election under Section 108(i) of the Code.

(i) The Company is not a member of an affiliated group (as defined in Section 1504 of the Code), filed or been included in a combined, consolidated or unitary income Tax Return, and is not a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for Tax purposes. The Company does not have Liability for Taxes of any person under Treasury Regulations Section 1.1502-6 or similar state or local Laws, as a successor or transferee, by contract or otherwise.

(j) The Company is not a party to or bound by any Tax allocation or Tax sharing agreement and has no contractual obligation to indemnify any other Person with respect to Taxes.

(k) True, correct and complete copies of all income and sales Tax Returns filed by or with respect to the Company for taxable periods ending on or after January 1, 2015 have been made available to Purchaser or its representatives by the Company.

(l) The Company has not participated in any reportable transaction as contemplated in Treasury Regulations Section 1.6011-4. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(m) The Company is not subject to Tax, nor does it have a permanent establishment, in any foreign jurisdiction.

(n) The Company does not have pending ruling requests filed by it or on its behalf with any taxing authority or Governmental Body.

(o) The Company utilizes the accrual method of accounting for income tax purposes.

(p) Since December 31, 2017, there has not been any material change by the Company in accounting or Tax reporting principles, methods or policies, any settlement of any Tax controversy, any amendment of any Tax Return, or any material Tax election made by or with respect to the Company.

Section 3.9 Real Property.

(a) The Company does not own and has not owned any real property or fee title interest in real property.

(b) Section 3.9(b) of the Disclosure Schedule sets forth the address of each parcel of real property leased by the Company as lessee, and a complete list of all leases related to real property currently leased by the Company (individually, a “Real Property Lease” and collectively the “Real Property Leases” and the real properties specified in the Real Property Leases being referred to herein collectively as the “Leased Properties”). The Company has a valid and binding leasehold interest under each of the Real Property Leases. The Company has not received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default under any of the Real Property Leases, and the Company, and, to the Company’s Knowledge, each other party thereto, is in material compliance with all obligations of such party thereunder. Except as set forth on Section 3.9(b) of the Disclosure Schedule, the Company has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Properties or any portion thereof. The Company’s possession and quiet enjoyment of Leased Property under each Real Property Lease has not been disturbed and there are no currently existing disputes with respect to any Real Property Lease. No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach of or default under any such Real Property Lease that has not been redeposited in full. The Company does not owe, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to any Real Property Lease. The Company has not collaterally assigned or granted any other Lien in any Real Property Lease or any interest therein (other than Permitted Liens or as expressly set forth in any Real Property Lease). There are no Liens on the estate or interest created by any Real Property Lease (other than Permitted Liens or as expressly set forth in any Real Property Lease). The Company has delivered to Purchaser complete copies of the Real Property Leases, together with all amendments and modifications or supplements, if any, thereto.

(c) The Company has not received any written notice of violation of any applicable building, zoning, subdivision, health and safety and other land use Laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Leased Properties (collectively, the “Real Property Laws”), and, to the Company’s Knowledge, the current use or occupancy of the Leased Properties or operation of the Business thereon does not violate any Real Property Laws. The Company has not received any written notice of violation of any Real Property Law. To the Knowledge of the Company, there is no pending or threatened zoning application or proceeding, or condemnation, eminent domain or taking proceeding with respect to the Leased Properties.

(d) The Leased Properties constitute all interests in real property currently used or currently held for use in connection with the Business or which are necessary for the continued operation of the Business as the Business is currently conducted.

Section 3.10 Tangible Personal Property; Title; Sufficiency of Assets.

(a) Section 3.10(a)3 of the Disclosure Schedule lists all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $25,000 relating to personal property used by the Company or to which the Company is a party or by which the properties of the Company are bound. The Company has made available to Purchaser or its representatives true, correct and complete copies of the Personal Property Leases, together with all amendments and material modifications or supplements, if any, thereto.

(b) The Company has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, and there is no default under any Personal Property Lease by the Company or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder, and the Company, and to the Knowledge of the Company, each other party thereto is in compliance with all obligations of the Company or such other party, as the case may be, thereunder.

(c) The Company (and not any Affiliate thereof) has good and marketable title to all its assets, free and clear of any and all Liens, except for Permitted Liens. Such assets include all assets, rights and interests reasonably required for the conduct of the Business as presently conducted.

Section 3.11 Intellectual Property.

(a) The Company owns, free and clear from all Liens other than Permitted Liens, or otherwise possesses sufficient rights to use all of the Intellectual Property reasonably necessary to the conduct of the Business as currently conducted. The Intellectual Property owned by the Company (“Owned Intellectual Property”), licenses for commercially available software, and the Intellectual Property licensed to the Company under the Intellectual Property Licenses comprise all of the Intellectual Property that is used in or is reasonably necessary to conduct the Business as currently conducted.

(b) Section 3.11(b) of the Disclosure Schedule sets forth a true, complete and correct list of all Owned Intellectual Property for which a registration or application has been filed with a Governmental Body, including patents, trademarks, service marks, copyrights and trade names, issued by or registered with, or for which any application for issuance or registration thereof has been filed with, any Governmental Body. All required filings and fees related to the Owned Intellectual Property have been timely filed with and paid to the relevant Governmental Body and authorized registrars, and all Owned Intellectual Property is otherwise in good standing with such registering bodies. Section 3.11(b)(ii) of the Disclosure Schedule sets forth a complete and correct list of all written or oral licenses and arrangements (other than ordinary course licenses of commercially available software), (A) pursuant to which the use by any Person of Owned Intellectual Property is permitted by the Company or (B) pursuant to which the use by the Company of Intellectual Property is permitted by any Person (collectively, the “Intellectual Property Licenses”). The Intellectual Property Licenses are valid and enforceable between the Company and the other parties thereto, subject to the Enforceability Exceptions, to the Knowledge of the Company, binding on the parties thereto, and are in full force and effect. There is no default under any Intellectual Property License by the Company or, to the Knowledge of the Company, by any other party thereto, and, to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. The Company, and to the Knowledge of the Company, each other party thereto is in compliance with all obligations under each Intellectual Property License.

(c) To the Knowledge of the Company, the operation of the Business as presently conducted does not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties.

(d) There is no written claim or demand of any Person pertaining to, or any proceeding that is pending or, to the Knowledge of the Company, threatened, that challenges the rights of the Company in respect of any Owned Intellectual Property, or claims that any default exists under any Intellectual Property License.

(e) Except as described in Section 3.11(e)(i) of the Disclosure Schedule, all Persons involved in the development of Owned Intellectual Property have entered into confidentiality and assignment of inventions agreements substantially in the form included in Section 3.11(e)(ii) of the Disclosure Schedule.

Section 3.12 Contracts.

(a) Section 3.12(a) of the Disclosure Schedule sets forth all of the Material Contracts. As used herein, “Material Contracts” shall mean the following Contracts of the Company that are currently in effect:

(i) Contracts relating to the employment or engagement of any employee or individual independent contractor, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement, retention, severance, or change of control arrangement with any current or former employee, individual independent contractor, officer or director of the Company;

(ii) Contracts with any employee or labor union or association representing any employee;

(iii) Contracts relating to capital expenditures that obligate the Company to spend in excess of $75,000 in any future fiscal year;

(iv) Contracts entered into within the last five years relating to the acquisition or disposition of any equity interests in or, except in the ordinary course of business, assets of any Person;

(v) Contracts creating or otherwise related to any joint venture or partnership;

(vi) Contracts limiting the ability of the Company to engage in any line of business or to compete with any Person or to conduct business in any geographical area or to solicit any Person for employment, in each case, that would be binding upon Purchaser following Closing;

(vii) Contracts relating to any Indebtedness for Borrowed Money of the Company (other than accounts payable to trade creditors in the ordinary and usual course of business consistent with past custom and practice), including credit facilities, promissory notes, security agreements, and other credit support arrangements, and Contracts under which the Company has imposed or incurred a Lien on any of its assets, other than Permitted Liens;

(viii) Contracts granting a power of attorney, revocable or irrevocable, to any Person for any purpose whatsoever;

(ix) Contracts that provide for the assumption of any Tax or environmental Liability of any Person;

(x) Contracts relating to any loan (other than accounts receivable from trade debtors in the ordinary and usual course of business consistent with past custom and practice) or advance to (other than ordinary course travel allowances to the employees of the Company), or investments in, any Person;

(xi) Contracts relating to any guarantee or other contingent Liability in respect of any Indebtedness for Borrowed Money of any Person (other than the endorsement of negotiable instruments for collection in the ordinary and usual course of business consistent with past custom and practice);

(xii) Contracts with any Governmental Body;

(xiii) Contracts, loans and/or lease arrangements involving, directly or indirectly, any material rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, to or from any Affiliate or to or from any customer, supplier, employee or agent of the Company;

(xiv) any Contracts with a Material Customer or Material Supplier that are reasonably likely to involve the receipt or payment of an amount in excess of $50,000 in any 12-month period and that cannot be cancelled by the Company without material penalty and without more than sixty (60) days’ notice; and

(xv) any other Contract that is material to the Company.

(b) True, correct and complete copies of the Contracts required to be set forth in Section 3.12(a) of the Disclosure Schedule have previously been made available to Purchaser or its representatives by the Company. The Company is not in default, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute a default under any such Material Contract by the Company, and, to the Knowledge of the Company, no event has occurred that, with the giving of notice or the passage of time or both, would constitute a default by any other party to any such Contract. Each of the Contracts required to be set forth in Section 3.12(a) of the Disclosure Schedule is in full force and effect, is valid and enforceable in accordance with its terms, subject to the Enforceability Exceptions, and, to the Knowledge of the Company, is not subject to any claims, charges, setoffs or defenses. There are no disputes pending or, to the Knowledge of the Company, threatened under any such Material Contract. The Company and, to the Knowledge of the Company, each other party thereto is in compliance with all of its material obligations under each such Contract.

Section 3.13 Employee Benefits.

(a) Section 3.13(a) of the Disclosure Schedule sets forth a complete and correct list of (i) all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other pension plans or employee benefit agreements, arrangements, programs or payroll practices (including severance pay, other termination benefits or compensation, vacation pay, salary, company awards, stock option, stock purchase, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance and scholarship programs) (whether funded or unfunded, written or oral, qualified or nonqualified), sponsored, maintained or contributed to or required to be contributed to by the Company for the benefit of any employee, leased employee, director, officer, shareholder or independent contractor (in each case either current or former) of the Company (“Employee Benefit Plans”). Section 3.13(a) of the Disclosure Schedule identifies, in separate categories, Employee Benefit Plans that are (i) subject to Section 210(a), 4063 and 4064 of ERISA or Section 413(c) of the Code (“Multiple Employer Plans”), (ii) multiemployer plans (as defined in Section 4001(a)(3) of ERISA) (“Multiemployer Plans”) or (iii) “benefit plans”, within the meaning of Section 5000(b)(1) of the Code providing continuing benefits after retirement (other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA or similar state or local Law). The Company does not have any Liability or contingent Liability with respect to any plan, arrangement or practice of the type described in this Section 3.13(a) other than the Employee Benefit Plans set forth on Section 3.13(a) of the Disclosure Schedule.

(b) None of the Company, any of its Affiliates or any other trade or business, whether or not incorporated, that together with the Company or its Affiliates would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”) has ever participated in, been required to contribute to, or otherwise been required to participate in any Multiemployer Plan or any Multiple Employer Plan. No Employee Benefit Plan is or at any time was a “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code. Neither the Company, nor any of its Affiliates, nor any Company ERISA Affiliate has ever participated in, been required to contribute to, or otherwise been required to participate in any plan, program or arrangement subject to Title IV of ERISA. No Employee Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(c) Each of the Employee Benefit Plans intended to qualify under Section 401(a) or 403(a) of the Code (“Qualified Plans”) has received a determination letter or opinion from the IRS to such effect and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code and nothing has occurred with respect to any such plan which would reasonably be expected to cause the loss of such qualification or exemption. There has been no termination or partial termination of such Qualified Plan within the meaning of Code Section 411(d)(3) and the present value of all Liabilities under any such plan will not exceed the current fair market value of the assets of such plan (determined using the actuarial assumption used for the most recent actuarial valuation for such plan).

(d) All contributions, reimbursements, accruals and premiums required by Law or by the terms of any Employee Benefit Plan or any agreement relating thereto for all periods ending prior to or as of the Closing have been timely paid or properly accrued on the Balance Sheet and the books and records of the Company. No Employee Benefit Plan has any unfunded Liabilities which are not reflected on the Balance Sheet or the books and records of the Company.

(e) There has been no material violation of or material failure to comply with ERISA or the Code with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Benefit Plans with the DOL, the IRS, the PBGC or any other Governmental Body or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans.

(f) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans, have been made available to Purchaser or its representatives by the Company: (A) any plans and related trust documents (all amendments thereto), investment management agreements, administrative service contracts, group annuity contracts, insurance contracts, collective bargaining agreements and employee handbooks, (B) the most recent Forms 5500 for the past three years and schedules thereto, (C) the most recent consolidated financial statements and actuarial valuations for the past three years, (D) the most recent IRS determination letters, (E) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (F) written descriptions of all non-written agreements relating to the Employee Benefit Plans.

(g) There are no pending Legal Proceedings which have been asserted or instituted or, to the Knowledge of the Company, threatened against any of the Employee Benefit Plans, the assets of any such plans or of any related trust or the Company, the plan administrator or any fiduciary of the Employee Benefit Plans with respect to such plans (other than routine benefit claims), and, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to form the basis for any such Legal Proceeding. No Employee Benefit Plan is under audit or investigation by the IRS, DOL, or any other Governmental Body and no such completed audit, if any, has resulted in the imposition of Tax, interest, or penalty.

(h) Each of the Employee Benefit Plans complies in all material respects with its terms and all provisions of applicable Law, including ERISA and the Code, and all reporting requirements have been materially satisfied on a timely basis.

(i) The Company maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code and each plan sponsor or administrator has complied with the COBRA reporting, disclosure, notice, election, and other benefit continuation and coverage requirements of Section 4980B of the Code, the Health Insurance Portability and Accountability Act of 1996, Part 6 of Title I of ERISA and the applicable regulations thereunder and any comparable state Laws, including material compliance with the Company’s COBRA obligations rising in connection with the transactions contemplated herein.

(j) No Employee Benefit Plan provides medical or dental benefits for any current or former employees or other service providers of the Company after retirement of employment or other service other than rights that may be provided by Law.

(k) No “prohibited transaction”, within the meaning of ERISA or the Code, or breach of any duty imposed on “fiduciaries” pursuant to ERISA has occurred with respect to any Employee Benefit Plan that would reasonably be expected to result in liability to the Company.

(l) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (in each case either alone or in conjunction with any other event) will, with or without the passage of time or the giving of notice (i) result in any payment becoming due to any service provider; (ii) increase any benefits otherwise payable to any service provider including under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(m) No security issued by the Company forms or has formed any part of the assets of any Employee Benefit Plan.

(n) The consummation of the transactions contemplated by this Agreement will not give rise to any Liability for termination of any agreements related to any Employee Benefit Plan.

(o) Each Employee Benefit Plan that purports to provide benefits which qualify for tax-favored treatment under Sections 79, 105, 106, 117, 120, 125, 127, 129, and 132 of the Code satisfies the requirements of said Section(s) in all material respects.

(p) The Company has taken such actions necessary with respect to each Employee Benefit Plan to ensure that no service provider of the Company is subject to taxes or penalties under Section 409A of the Code that would reasonably be expected to result in liability to the Company.

(q) Each Employee Benefit Plan, its related trust and insurance agreement may be unilaterally amended or terminated on no more than ninety (90) days’ notice.

Section 3.14 Labor.

(a) Section 3.14(a) of the Disclosure Schedule contains a list of all persons who are employees, consultants or contractors of the Company as of the date hereof, and sets forth for each such individual, as applicable, the following: (i) name, (ii) title or position (including whether full or part time), (iii) hire date, (iv) current annual base compensation rate, (v) commission, bonus or other incentive-based compensation paid during the prior fiscal year, and (vi) designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act.

(b) The Company is not, nor has it ever been, a party to or bound by any labor or collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Company’s Knowledge, purporting or attempting to represent any employee of the Company with respect to the Business. To the Knowledge of the Company, there is not, nor has there been within the last three years, any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, arbitrations or other similar labor activity or dispute affecting the Company. There are no grievances, arbitrations, unfair labor practice charges, or other labor disputes pending or, to the Knowledge of the Company, threatened against the Company.

(c) No labor organization or group of employees of the Company has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. To the Knowledge of the Company, there is no organizing activity involving the Company pending or threatened by any labor organization or group of employees of the Company.

(d) To the Knowledge of the Company, no executive or key employee has notified the Company of his/her intention to terminate employment with the Company independently of or as a result of the transactions contemplated by this Agreement.

(e) Except as set forth on Section 3.14(e) of the Disclosure Schedule, to the Knowledge of the Company, the Company is and has been in compliance with all applicable Laws in all material respects pertaining to employment and employment practices to the extent they relate to the employees of the Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wage and hours, overtime compensation, child labor, health and safety, workers’ compensation, uniformed services employment, whistleblowers, leaves of absence and unemployment insurance. There are no Legal Proceedings pending against the Company, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Body or arbitrator in connection with the employment of any current or former employee, consultant or independent contractor, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws. There are no internal written complaints or reports by any current or former employee, consultant or independent contractor pursuant to the anti-harassment policy of the Company that are pending or under investigation by the Company.

(f) Assuming that following Closing, the Company makes bona fide offers of employment (or of continuing employment) commencing upon Closing Date to that number or percentage of employees and upon such terms so as to avoid applicability of WARN, the Company has complied with WARN.

(g) To the Knowledge of the Company, all employees of the Company are residing and/or working in the United States (i) free of any restrictions or limitations on their ability to accept employment lawfully in the United States and (ii) in compliance with all applicable Laws relating to immigration. No Legal Proceeding has been filed or commenced against the Company or, to the Company’s Knowledge, any employees thereof, that (A) alleges any failure to comply with any applicable Laws relating to immigration or (B) seeks removal, exclusion or other restrictions on (I) such employee’s ability to reside and/or accept employment lawfully in the United States and/or (II) the continued ability of the Company to sponsor employees for immigration benefits and, to the Knowledge of the Company, there is no reasonable basis for any of the foregoing. No Legal Proceeding is pending against the Company with respect to its compliance with applicable Laws relating to immigration in connection with its hiring practices.

Section 3.15 Litigation. Except as set forth in Section 3.15 of the Disclosure Schedule, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company (or, to the Knowledge of the Company, pending or threatened against any of the officers, directors or key employees of the Company in relation to the Company or the Business) before any court or other Governmental Body or any arbitral tribunal. The Company is not currently engaged in any Legal Proceeding to recover monies due it or for damages sustained by it. The Company is not subject to any Order of any Governmental Body.

Section 3.16 Compliance with Laws; Permits.

(a) To the Knowledge of the Company, the Company is, and for the last three (3) years has been, in compliance in all material respects with all Laws applicable to it or the operation, use, occupancy or ownership of its assets or properties or the conduct of the Business. The Company has not received written notice from any Governmental Body of any failure to comply with any Law. There is no investigation by a Governmental Body pending against or, to the Knowledge of the Company, threatened against the Company.

(b) Section 3.16(b) of the Disclosure Schedule contains a complete and accurate list of each material Permit that is held by the Company or that otherwise relates to the Business. Each Permit listed or required to be listed in Section 3.16(b) of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Section 3.16(b) of the Disclosure Schedule: (i) the Company is, and has been for the last three (3) years, in material compliance with all of the terms and requirements of each Permit identified or required to be identified in Section 3.16(b) of the Disclosure Schedule; (ii) the Company has not received written notice from any Governmental Body regarding any (A) actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit listed or required to be listed in Section 3.16(b) of the Disclosure Schedule that has not been resolved without a penalty that continues to impact such Permit or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation or termination of any Permit listed or required to be listed in Section 3.16(b) of the Disclosure Schedule that has not been resolved without a penalty that continues to impact such Permit; and (iii) all applications required to have been filed for the most-recent renewal of the Permits identified or required to be identified in Section 3.16(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies. The Permits identified in Section 3.16(b) of the Disclosure Schedule collectively constitute all of the material Permits necessary to enable the Company to lawfully conduct and operate the Business and to own and use its assets in the manner in which it currently owns and uses such assets.

Section 3.17 Environmental Matters.

(a) The operations of the Company are currently and have been in material compliance with all applicable Environmental Laws, except as would not cause a Company Material Adverse Effect.

(b) The Company has obtained and currently maintains all material Permits required under all applicable Environmental Laws necessary to operate the Business as currently conducted.

(c) The Company has not received any written communication from a Governmental Body alleging either that it may be in violation of any Environmental Law or that it may have any Liability under any Environmental Law.

(d) To the Knowledge of the Company, the Company does not have any material Liability in connection with the release of any Hazardous Materials at, on or under the Leased Properties.

(e) To the Knowledge of the Company, there is not located at any of the Leased Properties any underground storage tanks.

(f) The Company has made available to Purchaser or its representatives all environmental audits, studies, reports, analyses, and results of investigations that have been performed by or on behalf of the Company within the previous two years with respect to the Leased Properties.

Section 3.18 Insurance. Section 3.18 of the Disclosure Schedule includes a true, correct and complete list and description, including policy number, coverage and deductible, of all insurance policies owned by the Company, true, correct and complete copies of which policies have been made available to Purchaser or its representatives by the Company. Such policies are in full force and effect, all premiums due thereon have been paid and the Company is not in default thereunder. Such insurance policies are sufficient for compliance with all applicable Laws and Material Contracts to which the Company is a party or by which it is bound. The Company has not received any written notice of cancellation or intent to cancel or materially increase premiums with respect to such insurance policies. Section 3.18 of the Disclosure Schedule also contains a list of all pending claims and any claims in the past year with any insurance company by the Company and any instances within the previous year of a denial of coverage of the Company by any insurance company.

Section 3.19 Receivables; Payables.

(a) The accounts receivable and notes receivable of the Company reflected in the Balance Sheet and arising after the date thereof have arisen in bona fide arm’s-length transactions in the ordinary course of business consistent with past custom and practice, and, subject to the allowance for doubtful accounts set forth in the Balance Sheet, to the Knowledge of the Company, all such receivables that have not previously been collected are valid and binding obligations of the account debtors without any counterclaims, setoffs or other defenses thereto. A complete list of all accounts receivable and notes receivable of the Company as of the date hereof is included in Section 3.19 of the Disclosure Schedule.

(b) All accounts payable of the Company reflected on the Balance Sheet and arising after the date thereof are the result of bona fide transactions in the ordinary course of business.

Section 3.20 Inventory. All Inventory is in compliance in all material respects with the terms of the Floor Plan Agreement. All Inventory is owned by the Company free and clear of all Liens, except for Permitted Liens.

Section 3.21 Customers and Suppliers.

(a) Section 3.21(a) of the Disclosure Schedule sets forth a complete and correct list of the top ten (10) customers of the Company for the most recently ended fiscal year and for the eight (8) month period ended August 31, 2018 (the “Material Customers”) and the amount of sales to each such customer during such period.

(b) Section 3.21(b) of the Disclosure Schedule sets forth a complete and correct list of the top ten (10) suppliers of each of the Company for the most recently ended fiscal year and for the eight (8) month period ended August 31, 2018 (the “Material Suppliers”) and the amount of purchases from each such supplier during such period.

Section 3.22 Related Party Transactions. Except as described in Section 3.22 of the Disclosure Schedule, the Company has not loaned or borrowed any amounts to or from, and does not have outstanding any Indebtedness or other similar obligations to or from, any Affiliate of the Company or any Seller. Except as described in Section 3.22 of the Disclosure Schedule, neither the Company nor any Affiliate of the Company nor, to the Knowledge of the Company, any officer or employee of any of them (i) has owned any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person that is (A) a competitor, supplier, distributor, customer, landlord, tenant, creditor or debtor of the Company, (B) engaged in a business related to the Business, or (C) a participant in any material transaction to which the Company has been a party or (ii) has been a party to any Contract with the Company or engaged in any transaction or business with the Company. The Company does not have any Contract or understanding with any officer, director, employee or shareholder of the Company, or any Affiliate of any such Person that relates, directly or indirectly, to the subject matter of any Transaction Document or the consideration payable thereunder or that contains any terms, provisions or conditions relating to the entry into or performance of any Transaction Document by the Company.

Section 3.23 Brokers Fees. The Company does not have any Liability to pay any commissions or similar fees to any investment banker, broker or finder with respect to the transactions contemplated by this Agreement.

Section 3.24 Absence of Certain Business Practices. Except as set forth in Section 3.24 of the Disclosure Schedule, the Company has not, and neither Seller, no Affiliate of a Seller nor, to the Knowledge of the Company, any agent of the Company, acting alone or together, has directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier or employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other Person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction), in each case that (i) will subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, would have had a material and adverse effect on the assets, Business, or operations of the Company, or (iii) if not continued in the future, would materially and adversely affect the assets, business, or operations of the Company. Except as set forth in Section 3.24 of the Disclosure Schedule, neither Seller, no Affiliate of a Seller nor, to the actual knowledge of the Sellers, any agent of the Company, acting alone or together, has received any rebates, payments, commissions or other economic benefits, regardless of their nature or type, from any customer, supplier or employee or agent of any customer or supplier that if not given in the past, in each case that (i) will subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (ii) would have had a material and adverse effect on the Business or Financial Statements of the Company.

Section 3.25 Bank Accounts; Powers of Attorney. Section 3.25 of the Disclosure Schedule sets forth:

(a) with respect to any borrowing or investment arrangements, deposit or checking accounts or safety deposit boxes of the Company, the name of the financial institution, the type of account and the account number; and

(b) the name of each Person holding a general or special power of attorney from or with respect to the Company and a description of the terms of each such power.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser, represents and warrants to Sellers that the following statements are true and correct:

Section 4.1 Organization; Governing Documents. Purchaser is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Nevada, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. Each of Purchaser and its Subsidiaries are duly qualified or authorized to do business as a foreign company and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be in good standing would have a Material Adverse Effect on Purchaser or its Subsidiaries. Purchaser has delivered to Sellers accurate and complete copies of the Governing Documents, for Purchaser and its Subsidiaries. Neither Purchaser nor any of its Subsidiaries has taken any action in breach or violation of any of the provisions of its Governing Documents nor is in breach or violation of any of the material provisions of their respective Governing Documents, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

Section 4.2 Authorization and Enforceability. The execution, delivery and performance of the Agreement and Transaction Documents to which Purchaser is a party have been duly authorized by all necessary action by or on behalf of Purchaser. Purchaser has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder. This Agreement and each Transaction Document to which Purchaser is or will be a party has been or will be duly and validly executed and delivered and constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3 Conflicts; Consent of Third Parties. Neither the execution and the delivery by Purchaser of this Agreement and the other Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby and thereby on the part of Purchaser, will, with or without the passage of time or the giving of notice (a) conflict with, or result in the breach of, any provision of the Governing Documents of Purchaser or (b) conflict with, violate, result in the breach or termination of, or constitute a default under, result in an acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which Purchaser is a party or by which Purchaser or any of its properties or assets are bound.

Section 4.4 Brokers Fees. No broker, finder, agent or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Documents based upon arrangements made by or on behalf of Purchaser.

Section 4.5 No Proceedings. No suit, action or other proceeding is pending before any Governmental Body seeking to restrain or prohibit Purchaser from entering into this Agreement or to prohibit the Closing or the performance of any other obligation hereunder.

Section 4.6 No Other Representations and Warranties. Except for the representations and warranties of Sellers and the Company expressly set forth in ARTICLE II and ARTICLE III of this Agreement (including the related portions of the Disclosure Schedule), neither the Sellers, nor the Company, nor any other Person has made or makes, and Purchaser acknowledges and agrees on behalf of itself and any other Purchaser Indemnitee that it has not, will not and is not permitted to rely on, any other express or implied representation or warranty, either written or oral, whatsoever, including regarding Sellers, the Company, the Business, the completeness or accuracy of any information regarding the Business or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V
COVENANTS

Section 5.1 Further Assurances.

(a) If any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request; provided, however, that no Party shall be required to incur any out-of-pocket expense in connection therewith if such Party is entitled to indemnity in connection therewith. Sellers shall reasonably cooperate with Purchaser to encourage each lessor, licensor, customer, supplier, or other business associate of the Company to maintain the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing, at Purchaser’s sole cost and expense. In addition, Sellers shall use reasonable efforts to cooperate with and provide reasonable assistance to Purchaser in connection with any securities or similar filings required under Law with respect to the Company and the transactions contemplated hereby, at Purchaser’s sole cost and expense.

(b) Following the Closing, in the event and for so long as Purchaser actively is involved in, contesting or defending against any Legal Proceeding in connection with any fact, situation, circumstances, status, condition, activity, practice, plan, occurrence, event, incident, action, Tax matter, failure to act, or transaction involving the Company and related to pre-Closing periods, each Seller shall cooperate reasonably with Purchaser and Purchaser’s counsel in such involvement, contest or defense, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with such contest or defense, all at the sole cost and expense of Purchaser (unless Purchaser is entitled to indemnification therefor hereunder).

Section 5.2 Names and Logos. From and after the Closing, no Seller will, and each Seller will cause its Affiliates not to, use any names or logos incorporating or similar to “Wholesale Express, LLC” or any derivatives thereof or any other trade name used in the Business.

Section 5.3 Tax Covenants.

(a) Purchaser, on the one hand, and Sellers, on the other, agree, for all Tax purposes, to report the transactions effected pursuant to the Transaction Documents in a manner consistent with the terms of this Agreement and none of them shall take a position on any Tax return, before any Tax authority or in any judicial proceeding that is, in any manner, inconsistent with such treatment without the consent of the others or unless specifically required pursuant to a determination by an applicable Tax authority. The Parties shall promptly advise one another of the existence of any Tax audit, controversy or litigation related to the Tax treatment of the transactions effected pursuant to the Transaction Documents. For U.S. federal (and to the extent permitted by Law, state, local and all other) Tax purposes, the Sellers and Purchaser shall report the purchase of the Purchased Interests in accordance with IRS Revenue Ruling 99-6, 1999-1 C.B. 432, from Purchaser’s perspective, as a termination of the Company and a deemed distribution of all assets of the Company to the Sellers, followed by the sale of all such assets to Purchaser for the Purchase Price (and any items which, for federal income tax purposes, are treated as part of the aggregate consideration paid by Purchaser), and from the Sellers’ perspective, as a sale of 100% of the membership interests in the Company.

(b) Notwithstanding anything to the contrary set forth herein, one-half of any Tax (including sales Tax, use Tax, income Tax, or documentary stamp Tax) attributable to the purchase and sale of the Purchased Interests, or any other transaction contemplated in the Transaction Documents shall be paid by Sellers and one-half of such Taxes shall be paid by Purchaser.

(c) For purposes of determining the Taxes of the Company through a particular date under all provisions of this Agreement, in the case of any Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts for the portion of the period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Tax period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes for a Straddle Period which relates to the portion of the period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period.

(d) Representative shall prepare or cause to be prepared, at the Representative’s expense, all income Tax Returns of the Company for all taxable periods ending on or prior to the Closing Date with an initial due date after the Closing Date (taking into account applicable extensions of time to file) (each, a “Company Pre-Closing Tax Return”). All Company Pre-Closing Tax Returns shall be prepared in accordance with applicable Law, and to the extent not inconsistent with applicable Law, the past practice of the Company in preparing Tax Returns. Representative shall provide Purchaser with each Company Pre-Closing Tax Return no later than thirty (30) days prior to the due date for such Company Pre-Closing Tax Return (taking into account applicable extensions of time to file) for Purchaser’s review, comment and filing. In case of any dispute regarding a Company Pre-Closing Tax Return provided to Purchaser for review and involving a disputed item that would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date, such dispute shall be resolved by the Neutral Accountant in accordance with the procedure analogous to the procedure set forth in Section 1.6. If any dispute with respect to a Company Pre-Closing Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which Representative deems correct, without prejudice to any Party’s rights and obligations under this Section 5.3. At the request of Representative, Representative, on behalf of Sellers, and Purchaser shall cause the Escrow Amount to pay any Taxes shown as due on any such Company Pre-Closing Tax Returns, but excluding any Taxes taken into account in determining the Closing Net Working Capital. Otherwise, Representative, on behalf of Sellers, shall pay such amounts in cash (excluding any Taxes taken into account in determining the Closing Net Working Capital).

(e) Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns, other than those described in Section 5.3(d) for the Company that are filed after the Closing Date and, subject to the right to payment from the Escrow Account under the last sentence of this Section 5.3(e), Purchaser shall pay all Taxes shown as due on those Tax Returns. All such Tax Returns prepared by Purchaser that relate to a Pre-Closing Tax Period of the Company or with respect to which Sellers may have an indemnification obligation under the terms of this Agreement (each, a “Purchaser Prepared Return”) shall be prepared in accordance with applicable Law, and to the extent not inconsistent with applicable Law, the past practice of the Company in preparing such Tax Returns. Purchaser shall provide Representative with each Purchaser Prepared Return prior to the due date for such Purchaser Prepared Return (taking into account applicable extensions of time to file) for Representative’s review, comment and approval. In case of any dispute regarding a Purchaser Prepared Return, such dispute shall be resolved by the Neutral Accountants in accordance with the procedure set forth in Section 1.6. If any dispute with respect to a Purchaser Prepared Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed (i) with respect to any such Tax Return for a Tax period that ends on or prior to the Closing Date, in the manner which Representative deems correct and (ii) with respect to any such Tax Return for a Tax period ending after the Closing Date, in the manner which Purchaser deems correct (it being understood that in either case such filing shall be done without prejudice to any Party’s rights and obligations under this Section 5.3). Not later than five days prior to the filing of any such Tax Returns, Representative shall (A) consent to a payment from the Escrow Account to Purchaser in respect of any Taxes payable pursuant to Section 7.1(c) of this Agreement (excluding any Taxes taken into account in determining the Closing Net Working Capital) or (B) pay, on behalf of Sellers, any Taxes payable pursuant to Section 7.1(c) of this Agreement in cash (excluding any Taxes taken into account in determining the Closing Net Working Capital).

(f) The Parties will provide each other with such reasonable cooperation and information as any of them reasonably may request of another in filing any Tax Return or conducting any audit, investigation or other proceeding in respect of Taxes. Each such Party will make its employees and representatives available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each such Party will make available all Tax Returns, schedules and work papers and all other records or documents relating to Tax matters of the Company in their possession or control, including audit reports received from any Tax authority relating to any Tax Return of the Company, until the expiration of the statute of limitations of the respective Tax periods to which such Tax Returns and other documents relate. Any non-public information obtained from the Parties under this Section 5.3(f) will be kept confidential, except as otherwise required by applicable Law.

(g) Except to the extent required by Law, neither Purchaser nor any Affiliate of Purchaser (including after the Closing, the Company) shall amend or cause the Company to amend any Tax Return of the Company for any Pre-Closing Tax Period without the prior written consent of the Representative, which consent shall not be unreasonably withheld, condition or delayed. Without the prior written consent of the Representative, neither Purchaser nor any Affiliate of Purchaser shall (or shall cause the Company to) seek any Tax audit or similar review (including but not limited to participation in any “voluntary disclosure program” or similar procedure with any Governmental Body) of the Company relating to any Pre-Closing Tax Period of the Company.

(h) If any Governmental Body issues to the Company a written notice of its intent to conduct any audit, examination, contest, litigation or other proceeding, suit or dispute with respect to Taxes of the Company (a “Tax Proceeding”) or relating to any Tax claim or deficiency, in each case for any Pre-Closing Tax Period (other than a Straddle Period) or with respect to any Tax for which Sellers could reasonably be expected to be responsible by reason of the indemnity provisions of this Agreement or otherwise, Purchaser shall promptly (and in all events within ten (10) days of receipt) notify the Representative of its receipt of such communication from the Governmental Body; provided, however, that the failure to notify shall not affect Sellers’ obligations under the Agreement unless such failure has materially prejudiced the Representative in the defense of such Tax Proceeding and, solely to the extent, increased the amount of Taxes that would have been payable in the absence of such failure to promptly notify.

(i) The Representative shall have the right to represent the interests of the Company in any and all Tax Proceedings relating to Tax Returns or Taxes of the Company for any Pre-Closing Tax Periods to the extent that such Tax Proceeding (i) involves any Tax Returns of the Company for any Pre-Closing Tax Period; (ii) may affect the Tax liability of (or the amount of any Tax refund, credit or offset of) Sellers for any Pre-Closing Tax Period; or (iii) is reasonably be expected to give rise to indemnification obligations from Sellers under this Agreement. The Representative and Purchaser shall jointly agree on the conduct of any Tax Proceedings relating to any Straddle Period Tax Return to the extent that Sellers may have an indemnification obligation with respect to such Straddle Period Tax Return under this Agreement.

(j) In the event that Purchaser and, after the Closing, the Company on the one hand, or the Representative on the other controls a Tax Proceeding of the Company (such party, the “Controlling Party”) and the outcome of the Tax Proceeding would reasonably be expected to give rise to an indemnification obligation under this Agreement by the other party (the “Participating Party”), then (i) the Controlling Party shall control such contest diligently and in good faith; (ii) the Controlling Party shall keep the Participating Party reasonably informed regarding the status of such Tax Proceeding and shall provide to Participating Party copies of any and all correspondence received from the Tax authority related to such Tax Proceeding; (iii) the Participating Party, at their sole cost and expense, shall have the right to participate, or cause the Company to participate in such Tax Proceeding and in connection therewith, the Controlling Party shall provide the Participating Party with the opportunity to attend conferences with the Tax authority and to review and provide comments with respect to written responses provided to the Tax authority, and (iv) the Controlling Party shall not settle, resolve, compromise or abandon (and shall not allow the Company to settle, resolve, or abandon) such Tax Proceeding without the prior written permission of the Participating Party (which shall not be unreasonably withheld, conditioned or delayed). Purchaser shall promptly notify the Representative in writing upon receipt by Purchaser or any Affiliate of Purchaser (including the Company) of any pending or threatened Tax Proceedings relating to the Company or the income, properties or operations of the Company, for any Tax period ending on or prior to the Closing Date or any Straddle Period.

(k) Purchaser shall, and shall cause the Company to remit, to the Representative within ten (10) days after receipt (or realization by way of a reduction in Taxes otherwise payable) by Purchaser, the Company (or a Tax group of which any of them is a member), the portion of all refunds or credits of Taxes that relate to any Pre-Closing Tax Period (or Tax that is or would be the responsibility of Sellers under this Agreement). The Representative shall be permitted to file at Sellers’ sole expense, and Purchaser and the Company (and any Tax group of which the Company is a member) shall reasonably cooperate with the Representative in connection with, any claims for refund of Taxes to which the Representative or Sellers are entitled pursuant to this Section 5.3(k).

(l) The Purchaser shall prepare or cause to be prepared an allocation in accordance with Code Section 1060 and the applicable Treasury Regulations promulgated thereunder of the aggregate Purchase Price (as adjusted to reflect the Final Adjustment Amount payment and other payments treated as adjustments to the aggregate Purchase Price under this Agreement) and any items which, for federal income tax purposes, are treated as part of the aggregate consideration paid by Purchaser allocable to the assets of the Company (the “Purchase Price Allocation”) and shall, no later than one hundred twenty (120) days after the Closing Date, provide the Purchase Price Allocation to Representative for the Representative to review. The Representative shall notify the Purchaser of any objections within thirty (30) days after the Purchaser provides the Purchase Price Allocation to the Representative, and Purchaser and the Representative will cooperate in good faith to try to resolve any disputed items or amounts during the twenty (20) day period immediately following Purchaser’s receipt of the notice of objection. If Purchaser and the Representative reach an agreement on the Purchase Price Allocation (or if the Representative fails to object to the Purchase Price Allocation prepared by the Purchaser), then neither Purchaser nor the Sellers shall take a position inconsistent with the Purchase Price Allocation (including in audits) absent a “determination” within the meaning of Section 1313 of the Code (or execution of a Form 870-AD or successor form) to the contrary. If Purchaser and the Representative are not able to agree on the Purchase Price Allocation within such twenty (20) day period, then Purchaser and the Representative shall have no further obligations pursuant to this Section 5.3(l), and each of Purchaser and the Representative shall make its own determination of the allocation of the Purchase Price. For purposes of this Section 5.3(l), the assets of the Company to be treated as intangible assets as provided in Section 197 of the Code shall not include the non-competition/non-solicitation agreements of the Sellers contemplated by Section 5.4, as no portion of the Purchase Price is intended to be compensatory in nature but rather such agreements are sought to protect Purchaser's investment in the acquired goodwill and no separate consideration is being paid therefor.

Section 5.4 Non-Competition; Non-Solicitation.

(a) Each Seller acknowledges that it is familiar with the trade secrets and other confidential information of the Company. Therefore, and in further consideration of the compensation to be paid to Sellers hereunder, each Seller agrees to the covenants set forth in this Section 5.4 and acknowledges that Purchaser would not have entered into this Agreement but for Sellers’ agreement to the restrictions set forth in this Section 5.4.

(b) For a period of three (3) years from and after the Closing Date, no Seller shall, directly or indirectly, own, operate, lease, manage, control, engage in, invest in, lend to, own any debt or equity security of, permit its name to be used by, act as consultant or advisor to, or render services for (alone or in association with any person, firm, corporate or other business organization), any Person in any business that is competitive with the Business; provided, however, that nothing herein shall prohibit (i) a Seller from doing any of the foregoing directly or indirectly for, in connection with, or on behalf of, Purchaser and its Affiliates or (ii) a Seller being a passive, beneficial owner of less than five percent (5%) of the outstanding securities of any publicly-traded corporation other than Purchaser.

(c) For a period of three (3) years from and after the Closing Date, no Seller shall directly or indirectly: (i) induce or attempt to induce any person who is, or was within three (3) months of any such inducement, an employee or consultant of the Company, Purchaser, or any of their respective Subsidiaries (collectively, the “Company Parties”) to leave the employ of, or engagement with, any of the Company Parties, or in any way interfere with the relationship between any of the Company Parties and any employee or consultant thereof, (ii) hire or engage any person who is or was within three (3) months prior to such hiring or engaging an employee or consultant to the Company Parties, or (iii) induce or attempt to induce any person or entity who is a customer, supplier, licensee, licensor or other business relation of any of the Company Parties to cease doing business with any of the Company Parties, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, or business relation and any of the Company Parties. No Seller shall ever make or publish any statement or communication that is materially disparaging with respect to any of the Company Parties, or any of their respective executive officers or directors; provided that the foregoing shall not prohibit any Seller from (i) responding truthfully to any valid request made pursuant to any Legal Proceeding or (ii) making any claims under this Agreement.

(d) The Parties hereto acknowledge and agree that Purchaser and each of its Affiliates, successors and assigns would suffer irreparable harm from a breach of this Section 5.4 by any Seller and that money damages would not be an adequate remedy for any such breach. Therefore, in the event a breach or threatened breach of this Section 5.4, Purchaser and each of its Affiliates or their respective successors and assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance, injunctive and other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security and at the expense of the breaching Seller, including reasonable attorneys’ fees and expenses). The restrictive covenants set forth in this Section 5.4 shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Seller against Purchaser, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Purchaser of any restrictive covenant contained in this Section 5.4. Purchaser has fully performed all obligations entitling it to the restrictive covenants set forth in this Section 5.4, and such restrictive covenants therefore are not executory or otherwise subject to rejection under chapter 11 of title 11 of the United States Code.

(e) If the final judgment of a court of competent jurisdiction declares any term or provision of this Section 5.4 to be invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified to cover the maximum duration, scope or area permitted by Law. In addition, in the event of an alleged breach or violation by any Seller of this Section 5.4, the three (3) year period described in clauses (b) and (c) above shall be tolled with respect to such Seller until such breach or violation has been duly cured. Each Seller agrees that the restrictions contained in this Section 5.4 are reasonable.

Section 5.5 Resignations. At the Closing, Sellers shall deliver to Purchaser written resignations, effective as of the Closing Date, of the officers and managers of the Company requested by Purchaser at least three (3) Business Days prior to the Closing.

Section 5.6 Tangible Property. On the Closing Date, Sellers shall deliver, or cause to be delivered, to the Company possession of all tangible property belonging to the Company that is in their personal possession or under their control.

Section 5.7 Discharge of Affiliate Obligations. Prior to the Closing, Sellers shall cause all Indebtedness of the Company to any of Seller or any of their respective Affiliates to be satisfied or cancelled, and Sellers shall cause all Indebtedness of any of Seller or any of their respective Affiliates to the Company to be satisfied or cancelled.

Section 5.8 Employee Matters

. Purchaser hereby covenants and agrees that, for a period commencing upon the Closing Date and ending one year following the Closing Date (or if shorter, during the period of employment), Purchaser shall, or it shall cause the Company and its Subsidiaries to, (i) provide each employee of the Company as of the Closing Date who is then employed by the Company or its Subsidiaries (each, an “Employee”) with at least the same level of base salary that was provided to each such Employee immediately prior to the Closing Date, (ii) provide each Employee who has been with the Company for at least one year prior to the Closing Date with an incentive compensation opportunity that is at least equal to that provided to such Employee immediately prior to the Closing Date and (iii) provide the Employees with employee benefits that are no less favorable in the aggregate than the employee benefits provided to such Employees immediately prior to the Closing Date. Employees shall receive credit for their service on or prior to the Closing Date with the Company for all purposes (including, for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding the vesting of awards granted pursuant to the Merger Agreement) under any employee benefit plan, program or arrangement established or maintained by Purchaser, the Company or any of their respective Subsidiaries under which each Employee may be eligible to participate on or after the Closing Date to the same extent recognized by the Company under comparable plans immediately prior to the Closing Date. Such plan, program or arrangement shall credit each such Employee for service accrued or deemed accrued on or prior to the Closing Date with the Company. For the avoidance of doubt, no Employee or any other current or former employee of the Company shall be guaranteed employment hereby or be a third-party beneficiary with respect to this Section 5.8.

Section 5.9 Efforts to Consummate Transaction. Sellers and Respresentative shall use best efforts to take all action required of such Party and do all things necessary, proper or advisable on its part in order to cause the satisfaction of the conditions set forth in Section 6.1 on or prior to October 30, 2018 (and if the Closing has not occurred on or prior to such date, on the earliest date thereafter until Closing). Purchaser shall use best efforts to take all action required of it and do all things necessary, proper or advisable on its part in order to cause the satisfaction, but not waiver, of the conditions set forth in Section 6.2 on or prior to October 30, 2018 (and if the Closing has not occurred on or prior to such date, on the earliest date thereafter until Closing).

Section 5.10 Estoppel Certificates.

Section 5.11   Upon Purchaser’s request, the Sellers shall use commercially reasonable efforts to assist Purchaser in Purchaser’s efforts to obtain, within thirty (30) days of the Closing Date, duly executed estoppel certificates for those Real Property Leases (other than the New Leases (as defined in the Merger Agreement).

ARTICLE VI
CLOSING DELIVERABLES

Section 6.1 Conditions to the Obligation of Purchaser. At or prior to Closing, the Parties, as applicable, have delivered (or have been deemed to waive delivery of) the following:

(a) The representations and warranties of Sellers (i) contained in Article II and Article III (other than those set forth in clause (ii) below) of this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect or similar qualification) both as of the date of this Agreement and as of the Closing (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect or similar qualification) as of such date), except where the failure to be so true and correct has not had a Company Material Adverse Effect, and (ii) contained in Section 3.1, Section 3.3, Section 3.7(b), (d)-(q), Section 3.10(c), and Section 3.22-Section 3.25 of this Agreement shall be true and correct both as of the date of this Agreement and as of the date of Closing (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct would not be material to Purchaser.

(b) There shall not have occurred a Company Material Adverse Effect on or after the Effective Date and prior to Closing.

(c) No temporary restraining order, preliminary or permanent injunction, cease and desist Order or other Order issued by any Governmental Body, shall be in effect prohibiting or preventing the transactions contemplated by this Agreement.

(d) Sellers shall have delivered the following to Parent:

(i) a certificate, dated as of the Closing Date, executed by Representative representing that the conditions set forth in Section 6.1(a) and Section 6.1(b) have been satisfied (the “Sellers Closing Certificate”);

(ii) a certificate of the secretary of the Company certifying to (A) the articles of organization, as amended, of the Company, certified by the Secretary of State of the State of Tennessee, as of a recent date, and stating that no amendments have been made to such certificate of organization since such date, (B) all other Governing Documents of the Company, (C) the adoption of resolutions by the Company approving the transactions contemplated by the Transaction Documents;

(iii) a properly executed affidavit from each Seller in a form satisfactory to Purchaser, certifying that such Seller is not a foreign person within the meaning of Section 1445 of the Code;

(iv) a good standing certificate, as of a recent date, for the Company certified by the Secretary of State of the State of Tennessee;

(v) the General Release, duly executed and delivered by each Seller; and

(vi) resignation of the managers and officers of the Company pursuant to Section 5.5.

(e) The conditions set forth in Section 6.1 of the Merger Agreement shall have been satisfied or waived (other than those conditions that by their terms cannot be satisfied until the closing of the transactions contemplated by the Merger Agreement).

Section 6.2 Conditions to Obligation of Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any one or more of which (to the extent permitted by applicable Law) may be waived by Sellers:

(a) The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality or Material Adverse Effect or similar qualification, which shall be true and correct in all respects) both as of the date of this Agreement and as of the Closing, other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date. The covenants and agreements contained in this Agreement to be complied with by Purchaser at or before the Closing shall have been complied with in all material respects.

(b) There shall not have occurred a Material Adverse Effect with respect to Purchaser on or after the Effective Date and prior to Closing.

(c) No temporary restraining order, preliminary or permanent injunction, cease and desist Order or other order issued by any Governmental Body shall be in effect prohibiting or preventing the transactions contemplated by this Agreement.

(d) Parent shall have delivered the following to Representative:

(i) a certificate, dated as of the Closing Date, executed by a duly authorized officer of Purchaser representing that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied (the “Purchaser Closing Certificate”);

(ii) a certificate of the secretary of Purchaser certifying to (A) the articles of incorporation, as amended, of Purchaser, certified by the Secretary of State of the State of Nevada, as of a recent date, and stating that no amendments have been made to such certificate of organization since such date, (B) all other Governing Documents of Purchaser and (C) the adoption of resolutions of Purchaser approving the transactions contemplated by the Transaction Documents, and (D) a good standing certificate, as of a recent date, for Purchaser certified by the Secretary of State of Nevada;

(iii) evidence satisfactory to Sellers of the termination of any guarantees of Sellers of the Floor Plan;

(iv) evidence satisfactory to Sellers of the release of any liens on the assets and properties of Sellers and their respective Affiliates related to the Floor Plan; and

(v) a good standing certificate, as of a recent date, for Purchaser certified by the Secretary of State of the state of its incorporation.

(e) The conditions set forth in Section 6.2 of the Merger Agreement shall have been satisfied or waived (other than those conditions that by their terms cannot be satisfied until the closing of the transactions contemplated by the Merger Agreement).

ARTICLE VII
INDEMNIFICATION

Section 7.1 Indemnity Obligations of Sellers.

Subject to the limitations set forth herein, each Seller, jointly and severally, (except with respect to ARTICLE II hereof, which shall be severally, but not jointly), covenants and agrees to defend, indemnify and hold harmless Purchaser and its respective Affiliates (collectively, the “Purchaser Indemnitees”), from and against, and to pay or reimburse Purchaser Indemnitees for, any and all claims, Liabilities, obligations, losses, fines, costs, proceedings or damages, including all reasonable fees and disbursements of counsel incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, “Losses”), based on, resulting from, arising out of or relating to:

(a) any breach of any representation or warranty of any Seller or the Company contained in this Agreement or the Sellers Closing Certificate, it being understood that, in determining the amount of any Losses (but, for the avoidance of doubt, not whether or not a misrepresentation or breach has occurred) in connection with a claim under this Section 7.1(a), all representations and warranties shall be read without regard and without giving effect to any materiality or Material Adverse Effect or similar qualification contained therein (as if such qualification were deleted from such representation or warranty);

(b) any failure of any Seller, the Company or the Representative to perform any covenant or agreement of such Party made or contained in this Agreement or any Transaction Document, or fulfill any obligation in respect thereof;

(c) any Taxes of the Company with respect to any tax year or portion thereof ending on or before the Closing Date (or for any tax year beginning before and ending after the Closing Date to the extent allocable to the portion of the period beginning before and ending on the Closing Date); and

(d) any Company Transaction Expenses or Change of Control Payments to the extent not accounted for in the determination of the Purchase Price.

Section 7.2 Indemnity Obligations of Purchaser. From and after the Closing, Purchaser covenants and agrees to defend, indemnify and hold harmless Sellers and their respective Affiliates from and against any and all Losses based on, resulting from, arising out of or relating to:

(a) any breach of any representation or warranty of Purchaser contained in this Agreement or the Purchaser Closing Certificate, it being understood that, in determining the amount (but, for the avoidance of doubt, not whether or not a misrepresentation or breach has occurred) of any Losses in connection with a claim under this Section 7.2(a), all representations and warranties shall be read without regard and without giving effect to any materiality or Material Adverse Effect or similar qualification contained therein (as if such qualification were deleted from such representation or warranty); and/or

(b) any failure of Purchaser to perform any covenant or agreement made or contained in this Agreement or any Transaction Document, or fulfill any other obligation in respect thereof.

Section 7.3 Indemnification Procedures.

(a) Third Party Claims. In the case of any claim asserted by a third party (a “Third Party Claim”) against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought. If the Indemnifying Party provides a written notice to the Indemnified Party within fifteen (15) days after its receipt of notice of such claim that it will, subject to the limitations set forth herein, including without limitation, the Cap and the Basket, indemnify and hold the Indemnified Parties harmless from all Loss related to such Third Party Claim for which the Indemnified Party would be entitled to indemnification under this ARTICLE VII, the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of such Third Party Claim or any litigation with a third party resulting therefrom; provided, however, that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to approval of the Indemnified Party, which approval shall not be unreasonably withheld, conditioned or delayed, (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense, (iii) the failure by any Indemnified Party to give notice of a Third Party Claim to the Indemnifying Party as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that, as a result of such failure to give notice, the defense against such claim is materially impaired, and (iv) the fees and expenses incurred by the Indemnified Party prior to the assumption of a Third Party Claim hereunder by the Indemnifying Party shall be borne by the Indemnifying Party. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any Third Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a general release from any and all liability with respect to such Third Party Claim. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not be entitled to assume control of the defense against a Third Party Claim if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation; (2) the claim seeks an injunction, specific performance or any other equitable or non-monetary relief against the Indemnified Party; (3) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; (4) the Indemnifying Party fails to prosecute or defend such claim in a timely manner; or (5) taking into account the Cap, the Indemnified Party is reasonably likely to have Losses with respect to such Third Party Claim for which it will not be indemnified that exceed the amount of Losses for which it will be indemnified; provided, however, that in the case of clause (5), the Indemnifying Party may participate in such defense at the Indemnifying Party’s expense. If the Indemnifying Party does not accept the defense of a Third Party Claim within thirty (30) days after receipt of the written notice thereof from the Indemnified Party described above, the Indemnified Party shall have the full right to defend against any such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall reasonably cooperate in the defense of any Third Party Claim and the records of each shall be reasonably available to the other with respect to such defense.

(b) Non-Third Party Claims. With respect to any claim for indemnification hereunder which does not involve a Third Party Claim, the Indemnified Party will give the Indemnifying Party written notice of such claim. The Indemnifying Party may acknowledge and agree by notice to the Indemnified Party in writing to satisfy such claim within fifteen (15) days of receipt of notice of such claim from the Indemnified Party. If the Indemnifying Party shall dispute such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within such fifteen (15) day period. If the Indemnifying Party shall fail to provide written notice to the Indemnified Party within fifteen (15) days of receipt of notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such claim or disputes such claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full, subject to the limitations set forth herein, and to have waived any right to dispute such claim.

Section 7.4 Expiration of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Closing until the date which is one (1) year after the Closing Date (the “General Survival Period”), subject to Section 7.5. All of the covenants and agreements and related indemnification obligations under Section 7.1 and Section 7.2 (other than Section 7.1(a) and Section 7.2(a) which shall survive as set forth in the previous sentence) shall survive the Closing until the first to occur of (i) the expiration by their terms of the obligations of the applicable Party under such covenant or agreement, (ii) such covenant or agreement being fully performed or fulfilled, unless non-compliance with such covenants or agreements is expressly waived in writing by the party entitled to such performance, or (iii) the date that is one (1) year following the Closing Date (provided, that solely with respect to the covenant set forth in Section 5.4, the time period set forth in this clause (iii) shall be forty-two (42) months) (the “Covenant Survival Period” and, together with the General Survival Period, as applicable, the “Survival Period”). Notwithstanding the foregoing, the covenants and agreements set forth in: (a) Section 5.1 and Section 5.4 shall survive for three (3) years following the Closing Date; (b) Section 5.3 shall survive for five (5) years following the Closing Date; and (c) Section 5.2 shall survive indefinitely. Each Party’s indemnification obligations pursuant to this ARTICLE VII shall terminate at the expiration of the applicable Survival Period; provided, however, that the Survival Period shall not affect the Parties’ rights and obligations with respect to any claim thereunder (a) if written notice of a breach thereof is made in accordance with this ARTICLE VII and Section 9.6 on or prior to 11:59 p.m. Central Time on the expiration date of the applicable Survival Period and (b) such claim is made in respect of Losses incurred prior to the expiration date of the applicable Survival Period, and any such claim may thereafter be pursued until such claim is resolved in full.

Section 7.5 Certain Limitations; Calculation of Losses; Mitigation. The indemnification provided for in Section 7.1 and Section 7.2 shall be subject to the following limitations:

(a) Sellers shall not be liable to Purchaser Indemnitees for indemnification pursuant to Section 7.1(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.1(a) of this Agreement and Section 7.1(a) of the Merger Agreement exceeds $400,000 (the “Basket”), in which event Sellers shall be required to pay or be liable for such Losses solely in excess of the amount of the Basket, subject to the other limitations set forth herein. Stockholders (as defined in the Merger Agreement) and Sellers shall not be liable to Purchaser Indemnitees for indemnification pursuant to Section 7.1 of this Agreement and Section 7.1 of the Merger Agreement after the aggregate amount of all Losses in respect of indemnification under Section 7.1 of this Agreement and Section 7.1 of the Merger Agreement exceeds the Escrow Amount (the “Cap”). For the avoidance of doubt, the Parties acknowledge and agree that, in addition to this Agreement, the Basket, Cap and Escrow Account shall be applicable to and aggregated across the indemnification obligations under the Merger Agreement.

(b) Purchaser shall not be liable to Sellers for indemnification under Section 7.2(a) of this Agreement and Section 7.2(a) of the Merger Agreement until the aggregate amount of all Losses in respect of indemnification under Section 7.2(a) of this Agreement and Section 7.2(a) of the Merger Agreement exceeds the Basket, in which event Purchaser shall be required to pay or be liable for all such in excess of the amount of the Basket, subject to the other limitations set forth herein. Sellers shall not be indemnified pursuant to Section 7.2(a) of this Agreement and Section 7.2(a) of the Merger Agreement with respect to any Loss if the aggregate amount of all Losses for which Sellers have received indemnification pursuant to Section 7.2(a) of this Agreement and Section 7.2(a) of the Merger Agreement has exceeded the Cap.

(c) Notwithstanding anything to the contrary set forth herein, nothing herein, including without limitation any Survival Period, shall operate to limit the common law liability of any Seller to Purchaser or the Company for Fraud, which will be extended to the statute of limitations in such events.

(d) For the purposes of calculating Losses to which Purchaser Indemnitees are entitled under this ARTICLE VII, (i) such Losses shall not include any punitive, special, indirect, exemplary or consequential damages, damages for lost profits, damages for diminution in value or business interruption or damages computed on a multiple of earnings or similar basis; (ii) such Losses shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement; (iii) such Losses shall not include Losses related to any matter that was subject to or could have been taken into account in the determination of the amount of any post-Closing adjustment pursuant to Section 1.6; (iv) such Losses shall be reduced by the amount of any proceeds that any Purchaser Indemnitee receives pursuant to the terms of any insurance policies, net of any related increase in premiums associated with such insurance policies as a result of making such claims; provided, however, such Purchaser Indemnitee shall promptly reimburse the Sellers for any subsequent recoveries for such sources if previously indemnified hereunder so as to avoid a double recovery; and (v) such Losses shall be reduced by the amount of any prior or subsequent recovery by a Purchaser Indemnitee with respect to such Losses; provided, however, such Purchaser Indemnitee shall promptly reimburse the Sellers for any subsequent recoveries for such sources if previously indemnified hereunder so as to avoid a double recovery. Without limiting Purchaser’s rights to pursue indemnification hereunder, Purchaser Indemnitees covenant and agree to use commercially reasonable efforts to pursue recovery for Losses under any available insurance coverage and to use commercially reasonable efforts to pursue payment under any agreement, contract, arrangement or commitment pursuant to which a Purchaser Indemnitee is entitled to indemnification for any Loss for which a Purchaser Indemnitee seeks indemnification pursuant to this ARTICLE VII.

(e) Each Party shall use its respective commercially reasonable efforts to mitigate the character and amount of any of its Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto. The Parties acknowledge and agree that any reasonable out-of-pocket fees, costs or expenses incurred in connection with such mitigation efforts shall themselves constitute Losses, to the extent the Losses mitigated would have been indemnifiable pursuant to this ARTICLE VII, but not in an amount in excess of the amount by which such Losses were actually mitigated.

(f) If an indemnification obligation under this ARTICLE VII arises in respect of any indemnifiable event (i) for which a Purchaser Indemnitee receives indemnification from the Escrow Amount or Sellers and (ii) which results in any Tax benefit to a Purchaser Indemnitee or their Affiliates for any taxable period which would not, but for such indemnifiable event, be available to such Purchaser Indemnitee, then Purchaser shall pay, or shall cause to be paid, to Representative for the account of Sellers the amount of any such Tax benefit, to the extent then determined, pro rata to each Seller, an aggregate amount equal to the actual Tax saving produced by such Tax benefit.

(g) Notwithstanding anything to the contrary contained herein, no claim for Losses may be asserted by Purchaser or claimed by any Purchaser Indemnitee as a breach of any provision of this Agreement or may otherwise be a subject of indemnity or reimbursement from the Escrow Account or Sellers hereunder with respect to any of the following: (i) the value or condition of any Tax asset of the Company (unless accrued in the Net Working Capital calculation); (ii) the ability of Purchaser, the Company or their Affiliates to utilize any Tax asset following the Closing, (iii) any Tax filing positions taken in any Tax period ending after the Closing Date (except Straddle Periods, to the extent provided herein).

Section 7.6 Indemnification Payments to Purchaser Indemnitees. Any indemnification to which Purchaser Indemnitees are entitled under this ARTICLE VII as a consequence of any Losses they may suffer shall be made as a release to Purchaser Indemnitees solely from the Escrow Amount in accordance with the terms of the Escrow Agreement of a number of Parent Consideration Shares (as defined in the Merger Agreement) or Conversion Shares (as defined in the Merger Agreement) for cancellation, as applicable, which shall be deemed to have a value of the Per Share Valuation Amount per share, with a value equal to such Losses, and, to the extent that the Escrow Account is depleted or otherwise insufficient to satisfy such Losses, other than in the event of Fraud of a Seller, the Sellers shall have no further liability pursuant to this ARTICLE VII; provided, that at the option of the Representative, the Sellers can make all or any portion of any such required payment to Purchaser Indemnitees in immediately available funds, and, following such payment, Representative shall be entitled to direct the Escrow Agent to release an amount of Parent Consideration Shares or Conversion Shares, which shall be deemed to have a value of the Per Share Valuation Amount per share, to the Representative equal to the amount paid in immediately available funds by Sellers to Purchaser Indemnitees. For the avoidance of doubt, in no event, other than the Fraud of a Seller, shall any Seller be required to pay any indemnification claim to Purchaser Indemnitees in cash or immediately available funds or any other form of consideration other than the Parent Consideration Shares and Conversion Shares and in no event, other than the Fraud of a Seller, shall the Sellers’ and the Stockholders (as defined in the Merger Agreement) collective indemnification obligations with respect to this ARTICLE VII and Article VII of the Merger Agreement exceed the Escrow Amount.

Section 7.7 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price to the extent permitted by applicable Law.

Section 7.8 Effect of Knowledge. Notwithstanding anything herein to the contrary, the Sellers shall have no Liability for any breach of any representation or warranty if any executive officer or director of Purchaser had actual knowledge of said breach or the underlying facts giving rise to such breach before the Closing. Without limiting the foregoing, the executive officers and directors of Purchaser shall be deemed to have actual knowledge of any and all materials, documents and other information, and the terms, condition and content thereof, contained in the data room at least three (3) Business Days prior to the Closing Date.

Section 7.9 Sole Remedy; No Claims Against the Company. Except for claims based upon Fraud by a Seller, the indemnification provided for in this ARTICLE VII shall be the sole remedy of the Purchaser Indemnitees for monetary damages with respect to breaches of this Agreement and the Transaction Documents or otherwise arising out of, or related to, this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, and the Purchaser Indemnitees hereby waive, and covenant and agree not to bring, any claims for monetary damages in connection therewith other than pursuant to this ARTICLE VII except for claims based upon Fraud by a Seller. No Seller shall, after the Closing, be entitled to seek or recover by contribution or otherwise any amounts from the Company on account of any breach of any representation or warranty or covenant or other agreement contained in this Agreement or any other Transaction Document prior to the Closing or otherwise.

ARTICLE VIII
TERMINATION

Section 8.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(a) The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Purchaser may terminate this Agreement (so long as Purchaser is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) by giving written notice to the Representative at any time prior to the Closing (i) in the event that any Seller has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach would cause the failure of any condition set forth in Section 6.1, or (ii) if the Closing shall not have occurred on or before the Termination Date, by reason of the failure of any condition precedent to have occurred; and

(c) The Representative may terminate this Agreement (so long as none of the Sellers is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) by giving written notice to Purchaser at any time prior to the Closing (i) in the event Purchaser has breached any representation, warranty, covenant or agreement contained in this Agreement which breach would cause the failure of any condition set forth in Section 6.2; or (ii) if the Closing shall not have occurred on or before the Termination Date.

Section 8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party except for Purchaser's obligation to pay for the legal and accounting fees, costs and expenses of Sellers relating to the transaction contemplated hereby that were incurred on or after October 10, 2018 through the Termination Date.

ARTICLE IX
MISCELLANEOUS

Section 9.1 Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 9.1(a):

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and in the case of any natural Person shall include the spouse, children, parents and siblings of such Person.

“Books and Records” means all books and records of the Company, including files, manuals, price lists, mailing lists, distributor lists, customer lists, sales and promotional materials, purchasing materials, documents evidencing intangible rights or obligations, personnel records, accounting records and litigation files (regardless of the media in which stored).

“Business” means the business of the Company as conducted as of the date hereof, which is the purchase and sale of automobiles in the wholesale market and the sale of automobiles in the retail market.

“Business Day” means any day of the year on which national banking institutions in the City of New York are open to the public for conducting business and are not required or authorized to close.

“Change of Control Payments” means any and all bonuses or similar payments payable as a result of the transactions contemplated hereby that have not been paid prior to Closing.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Change” or “Company Material Adverse Effect” means a Material Adverse Change or a Material Adverse Effect with respect to the Company.

“Company Transaction Expenses” means any and all legal, accounting, consulting, investment advisory, brokers and other fees, costs and expenses of Sellers or the Company relating to the transaction contemplated hereby that have not been paid prior to Closing; provided, however, that Company Transaction Expenses shall not include any legal or accounting fees, costs and expenses of Sellers or the Company relating to the transaction contemplated hereby that were incurred on or after October 10, 2018, which shall be paid by Purchaser.

“Consent” means any consent, approval, authorization, waiver, grant, franchise, concession, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Body.

“Contract” means any contract, agreement, indenture, note, bond, loan, mortgage, license, instrument, lease, understanding, commitment or other arrangement or agreement, whether written or oral.

“DOL” means the United States Department of Labor.

“Environmental Law(s)” means any foreign, federal, state or local statute, regulation, ordinance, or rule of common law as now in effect relating to the environment or natural resources including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Emergency Planning and Right-To-Know Act (42 U.S.C. § 11101 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.) (including the Resource Conservation and Recovery Act), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300(f) et seq.), the Lead-Based Paint Exposure Reduction Act (42 U.S.C. § 2681 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations promulgated pursuant thereto, each as amended as of the Effective Date.

“Escrow Agent” means Continental Stock Transfer & Trust Company.

“Floor Plan” means the Indebtedness of the Company in connection with that certain Demand Promissory Note and Loan and Security Agreement, dated on or about August 28, 2013, by and between Wholesale LLC and NextGear Capital, Inc., as amended (the “Floor Plan Agreement”).

“Fraud” means that such Seller is finally determined by a court of competent jurisdiction to have willfully and knowingly committed intentional fraud against Purchaser in making the representations and warranties set forth in ARTICLE II and ARTICLE III (as qualified by the Disclosure Schedule), with the specific intent to deceive and mislead Purchaser in order to induce Purchaser to enter into this Agreement, and that Purchaser justifiably relied on such fraudulent representation or warranty to its detriment.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“General Release” means a General Release in the form of Exhibit B attached hereto.

“Governing Documents” means, with respect to any particular entity: (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the articles of organization and operating agreement; (v) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (vi) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (vii) any amendment or supplement to any of the foregoing.

“Governmental Body” means any government or governmental or regulatory authority or body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private) or tribunal of competent jurisdiction.

“Hazardous Material(s)” means any substance, material or waste that is regulated by the United States under Environmental Laws including petroleum and its by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, lead-based paint, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “special waste,” “toxic material,” “toxic waste” or “toxic substance” under any provision of Environmental Law.

“Indebtedness” means, with respect to the Company at any applicable time of determination, without duplication: (i) all obligations for borrowed money; (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) all obligations under swaps, hedges or similar instruments; (iv) all obligations in respect of letters of credit or bankers’ acceptances; (v) all obligations secured by a Lien, other than a Permitted Lien; (vi) all guaranties in connection with any of the foregoing; (vii) all obligations recorded or required to be recorded as capital leases in accordance with GAAP as of the date of determination of such Indebtedness; (viii) all obligations for the deferred purchase price of property or services or the acquisition of a business or portion thereof, whether contingent or otherwise, as obligor or otherwise, at the maximum amount payable in respect thereof, regardless of whether such amount is contingent on future performance; (x) all obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property; (xi) all deferred rent obligations; and (xii) all accrued interest, prepayment premiums, fees, penalties, expenses or other amounts payable in respect of any of the foregoing.

“Indebtedness for Borrowed Money” means, with respect to the Company: (i) indebtedness for borrowed money; (ii) obligations evidenced by notes, bonds, debentures or other similar instruments; (iii) obligations as lessee under leases required to be capitalized pursuant to GAAP; (iv) obligations for amounts drawn under acceptance, letters of credit or similar facilities; (v) guarantees and similar commitments relating to any of the foregoing items, and (vi) any prepayment penalties, fees and similar amounts payable in connection with the repayment of any of the foregoing items, in each case, outstanding immediately prior to the Closing. Notwithstanding the foregoing, Indebtedness for Borrowed Money shall not include the Floor Plan.

“Intellectual Property” means: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith; (iv) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (v) all computer software (including data and related documentation); (vi) all other proprietary rights; and (vii) all copies and tangible embodiments thereof (in whatever form or medium).

“Inventory” means all automobiles owned by the Company and held for resale by the Company.

“IRS” means the United States Internal Revenue Service.

“Knowledge” or words of similar effect, regardless of case, means, with respect to the Company, the knowledge of each Seller, Stephen Watson and Chad Cunningham, and, with respect to Purchaser, the knowledge of each of each executive officer or director thereof. Each of the foregoing Persons will be deemed to have knowledge of a particular fact or other matter if: (A) such Person is actually aware of such fact or matter; or (B) a similarly situated Person would reasonably be expected to have knowledge of such fact or matter.

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement or rule of law of any Governmental Body.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims, hearings, charges, complaints, demands or governmental proceedings.

“Liability” means any liability, obligation or commitment of any nature whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, or due or to become due, or otherwise), including any liability for Taxes.

“Lien” means any lien (including any Tax lien), pledge, mortgage, deed of trust, security interest, claim, demand, lease, charge, option, warrant, call, right of first refusal, easement, servitude, transfer restriction or any other encumbrance, restriction or limitation whatsoever.

“Material Adverse Effect” or “Material Adverse Change” with respect to a Person means any event, occurrence, fact, condition, change or effect that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the business, properties, results of operations or condition (financial or otherwise) of such Person, other than changes in the following: (i) general market, economic or political conditions; (ii) GAAP or statutory accounting principles; and (iii) acts of terrorism or war (whether or not declared), except, in each case, to the extent such changes cause a disproportionate and negative effect on or change to such Person as compared to the industry in which such Person operate as a whole.

“Net Working Capital” means the current assets of the Company of the type and nature listed under the heading Total Cash and Cash Equivalents, Total Accounts Receivable, Net and Total Prepaid Expenses in the Balance Sheet less the current liabilities of the Company of the type and nature listed under the heading Total Accounts Payable, Total Accrued Liabilities and Total Deferred Tax Liabilities and shall be calculated in accordance with GAAP and past practices of the Company.

“Neutral Accountant” means Elliott Davis LLC (or if such firm shall decline or is unable to act, or has a conflict of interest with Purchaser or the Representative, or any of their respective Affiliates, another nationally recognized accounting firm mutually acceptable to Purchaser and the Representative).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Permit” means any license, certificate, accreditation, permit, waiver, or other similar authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to Law.

“Permitted Liens” means (i) Liens for real estate Taxes not yet due and payable or, to the extent that the Company has set aside accruals therefor, being contested in good faith by appropriate procedures, (ii) Liens arising under equipment leases with third parties set forth in Section 3.10(a) of the Disclosure Schedule, (iii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other similar Liens arising in the ordinary course of business, (iv) statutory landlords’ Liens and Liens granted to landlords under any Real Property Lease, (v) easements, rights-of-way, covenants, conditions, defects, exceptions, restrictions and other encumbrances and all matters of record existing as of the date hereof or otherwise incurred in the ordinary course of business, (vi) zoning ordinances and other land use regulations imposed by any Governmental Body having jurisdiction over any property that are not violated by the current use and operation of the property, (vii) all matters affecting any property that would be shown on current surveys of the real estate or would be revealed by physical inspections thereof and (viii) Liens in connection with the Floor Plan.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, for any taxable period that encompasses periods both before and after the Closing Date, the portion through the end of the Closing Date.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, trust or other form of legal entity of which (i) more than fifty percent (50%) of the voting power of the outstanding voting securities are directly or indirectly owned by such Person or (ii) such Person or any Subsidiary of such Person is a general partner (excluding partnerships in which such party or any Subsidiary of such Person does not have a majority of the voting interests in such partnership).

“Target Net Working Capital” means $1,946,599.

“Tax” or “Taxes” shall mean means any federal, state, provincial, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code or any analogous or similar provision of any state, local or foreign Law or regulation), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, and including any interest, penalties or additions to tax attributable to the foregoing.

“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” means November 1, 2018.

“Transaction Documents” means, with respect to any Person, this Agreement together with any other agreements, instruments, certificates and documents executed by such Person in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby.

“Treasury Regulations” means the regulations promulgated under the Code, including temporary and proposed regulations.

“WARN” means the Worker Adjustment and Retraining Notification Act, as amended.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Authorized Action	Section 9.18(b)
Balance Sheet	Section 3.5
Balance Sheet Date	Section 3.5
Basket	Section 7.5(b)
BBS	Section 9.19
Cap	Section 7.5(b)
Closing	Section 1.2
Closing Date	Section 1.2
Closing Net Working Capital	Section 1.6(a)
Closing Statement	Section 1.6(a)
Company	Preamble
Company ERISA Affiliate	Section 3.13(a)
Company Parties	Section 5.4(c)
Company Pre-Closing Tax Return	Section 5.3(d)
Controlling Party	Section 5.3(j)
Covenant Survival Period	Section 7.4
Disclosure Schedule	Section 9.11
Dispute Notice	Section 1.6(b)
Effective Date	Preamble
Employee	Section 5.8
Employee Benefit Plans	Section 3.13(a)
Enforceability Exceptions	Section 2.1
ERISA	Section 3.13(a)
Escrow Account	Section 1.3(b)
Escrow Amount	Section 1.3(b)
Estimated Net Working Capital	Section 1.4
Final Closing Statement	Section 1.6(b)
Financial Statements	Section 3.5
Floor Plan Agreement	Section 9.1(a)
General Survival Period	Section 7.4
Indemnified Party	Section 7.3(a)
Indemnifying Party	Section 7.3(a)
Intellectual Property Licenses	Section 3.11(b)
Leased Properties	Section 3.9(b)
Losses	Section 7.1
Material Contracts	Section 3.12(a)
Material Customer	Section 3.21(a)
Material Supplier	Section 3.21(b)
Membership Interest	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals

Multiemployer Plans	Section 3.13(a)
Multiple Employer Plans	Section 3.13(a)
Owned Intellectual Property	Section 3.11(a)
Participating Party	Section 5.3(j)
Party	Preamble
Payoff Letters	Section 6.1(a)
Per Share Valuation Amount	Section 1.3(b)
Personal Property Leases	Section 3.10(a)
Purchased Interests	Recitals
Purchase Price	Section 1.3
Purchase Price Allocation	Section 5.3(l)
Purchaser	Preamble
Purchaser Indemnitees	Section 7.1
Purchaser Prepared Return	Section 5.3(e)
Qualified Plans	Section 3.13(c)
Real Property Laws	Section 3.9(c)
Real Property Lease	Section 3.9(b)
Representative	Preamble
Seller	Preamble
Seller Allocation	Section 1.1
Stock Event	Section 1.3(b)
Straddle Period	Section 5.3(c)
Survival Period	Section 7.4
Tax Proceeding	Section 5.3(h)
Third Party Claim	Section 7.3(a)
Transactional Rep	Section 7.4
Wholesale LLC	Recitals

Section 9.2 Expenses. Except as otherwise provided in this Agreement, including Section 5.3(b), each of the Parties shall bear its own fees, costs and expenses (including legal, accounting, consulting and investment advisory fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by the Sellers.

Section 9.3 Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Delaware (without giving effect to any choice or conflict of law provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Delaware). Each of the Parties submits to the exclusive jurisdiction of any state or federal court within Davidson County in the state of Tennessee in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be exclusively heard and determined in any such court. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought.

Section 9.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Purchaser, in the case of an amendment, supplement, modification or waiver sought to be enforced against Purchaser, or the Representative, in the case of an amendment, supplement, modification or waiver sought to be enforced against the Sellers. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

Section 9.5 Section Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

Section 9.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by personal delivery, nationally recognized overnight courier or certified mail at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

If, before the Closing, to the Company, at:

Wholesale Express, LLC
1811 Gallatin Pike N
Madison, TN 37115
Attn: Steven Brewster
With a copy (which shall not constitute notice) to:

Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800 Nashville, TN 37201
Attn: Allen Overby
         Taylor Ashley

If to the Sellers, after the Closing, to the Representative:

Steven Brewster
250 Bluegrass Drive
Hendersonville, TN 37075
With a copy (which shall not constitute notice) to:

Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800 Nashville, TN 37201
Attn: Allen Overby
         Taylor Ashley

If to Purchaser, or, after the Closing, the Company, to: RumbleOn, Inc. 4521 Sharon Road, Suite 370 Charlotte, NC 28211 Attn: Marshall Chesrown
With a copy (which shall not constitute notice) to: Akerman LLP 350 E. Las Olas Boulevard, Suite 1600 Fort Lauderdale, FL 33301 Attn: Michael Francis Christina C. Russo
Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered, (ii) on the next Business Day after dispatch, if sent postage pre-paid by nationally recognized, overnight courier guaranteeing next Business Day delivery, and (iii) on the fifth (5th) Business Day following the date on which the piece of mail containing such communication is posted, if sent by certified mail, postage prepaid, return receipt requested.

Section 9.7 Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.8 Binding Effect; Assignment; Third-Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign its rights and/or obligations hereunder without the consent of the other Parties. Notwithstanding the foregoing, Purchaser may assign its rights and obligations pursuant to this Agreement, in whole or in part, in connection with any disposition or transfer of all or any portion of Purchaser, the Company or their respective businesses in any form of transaction without the consent of any of the other Parties. In addition, Purchaser may assign any or all of its rights pursuant to this Agreement to any lender of Purchaser or Company as collateral security without the consent of any of the other Parties. Except as provided in ARTICLE VI with respect to Persons entitled to indemnification thereunder, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person.

Section 9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 9.10 Remedies Cumulative. Except as otherwise provided herein, no remedy herein conferred upon a Party hereto is intended to be exclusive of any other remedy. Except as otherwise provided herein, no single or partial exercise by a Party hereto of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

Section 9.11 Exhibits and Schedules. The exhibits and schedules referred to herein are attached hereto and incorporated herein by this reference. The disclosure schedule delivered by Sellers to Purchaser in connection with the execution of this Agreement (the “Disclosure Schedule”) shall be arranged to correspond to the specific sections of this Agreement. The information disclosed in each section of the Disclosure Schedule qualifies the correspondingly numbered and lettered representation, warranty, covenant or other agreement of this Agreement and the other representations and warranties in this Agreement as to which the disclosure on its face is reasonably apparent. To the extent cross-references are set forth in any section or subsection of the Disclosure Schedule, such cross-references are intended solely for convenience and are by no means intended as statements of limitation as to other appropriate cross-disclosure pursuant to the foregoing sentence.

Section 9.12 Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The text of all schedules is incorporated herein by reference. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used herein, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender shall be held to include the other gender (or the neuter) as the context requires, and the terms “hereof”, “herein”, and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. As used in this Agreement, “made available” shall mean uploaded to the data room for the transaction contemplated hereby, emailed to Purchaser or its representatives or made available when Purchaser or its representatives visited the offices or other locations of the Company or Wholesale LLC.

Section 9.13 Arm’s Length Negotiations. Each Party herein expressly represents and warrants to all other Parties hereto that (a) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; and (b) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

Section 9.14 Construction. The Parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

Section 9.15 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed by the Parties in accordance with the specific terms hereof or were otherwise breached by the Parties. It is accordingly agreed that each Party shall be entitled, without posting a bond or similar indemnity, to an injunction or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms.

Section 9.16 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.17 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 9.18 Appointment of the Representative.

(a) Irrevocable Power of Attorney. Each Seller irrevocably constitutes and appoints Steven Brewster as the Representative, with full and unqualified power to delegate to one or more Persons the authority granted to it hereunder, to act as such Person’s true and lawful attorney-in-fact and agent, with full power of substitution, and authorizes the Representative acting for such Person and in such Person’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement and the other Transaction Documents, as fully to all intents and purposes as such Person might or could do in person, including:

(i) to take any and all action on behalf of such Seller from time to time as the Representative may deem necessary or desirable to fulfill the interests and purposes of this Agreement and the other Transaction Documents and to engage agents and representatives (including accountants and legal counsel) to assist in connection therewith;

(ii) to deliver all notices required to be delivered by such Sellers or any of them;

(iii) to receive all notices required to be delivered to such Sellers or any of them;

(iv) to give such orders and instructions as the Representative in its sole discretion shall determine with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby;

(v) to take all actions necessary to handle and resolve claims by or against Purchaser for indemnification by such Sellers under this Agreement;

(vi) to take all actions necessary to handle and resolve any adjustment to the Purchase Price pursuant to Section 1.6;

(vii) to retain and to pay legal counsel and other professionals in connection with any and all matters referred to herein or relating hereto or any other Transaction Documents (which counsel or other professionals may, but need not, be counsel or other professionals engaged by the Company);

(viii) to make, acknowledge, verify and file on behalf of any such Seller applications, consents to service of process and such other documents, undertakings or reports as may be required by Law as determined by the Representative in its sole discretion after consultation with counsel; and

(ix) to make, exchange, acknowledge, deliver, amend and terminate all such other contracts, powers of attorney, orders, receipts, notices, requests, instructions, certificates, letters and other writings, and in general to do all things and to take all actions, that the Representative in its sole discretion may consider necessary or proper in connection with or to carry out the aforesaid, as fully as Sellers could if personally present and acting.

Each Seller hereby irrevocably grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the matters described above, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Representative may lawfully do or cause to be done by virtue hereof. Each of such Seller further agrees not to take any action inconsistent with the terms of this Section 9.18 or with the actions (or decisions not to act) of the Representative hereunder, and in any case shall not take any action or other position under this Agreement without the consent of the Representative. To the extent of any inconsistency between the actions (or decisions not to act) of the Representative and of any such Seller hereunder, the actions (or decisions not to act) of the Representative shall control. EACH SUCH SELLER ACKNOWLEDGES THAT IT IS HIS, HER, OR ITS EXPRESS INTENTION TO HEREBY GRANT A DURABLE POWER OF ATTORNEY UNTO THE REPRESENTATIVE AND THAT THIS DURABLE POWER OF ATTORNEY IS NOT AFFECTED BY SUBSEQUENT INCAPACITY OF SUCH SELLER. Each of such Seller further acknowledges and agrees that upon execution of this Agreement, any delivery by the Representative of any waiver, amendment, agreement, opinion, certificate or other documents executed by the Representative pursuant to this Section 9.18, such Seller shall be bound by such documents as fully as if such Seller had executed and delivered such documents, and any action (or decision not to act) taken or otherwise implemented by the Representative under this Agreement shall be binding upon all of Sellers.

(b) Actions of the Representative. Each Seller agrees that Purchaser shall be entitled to rely on any action taken by the Representative, on behalf of Sellers pursuant to Section 9.18(a) above (each, an “Authorized Action”), and that each Authorized Action shall be binding on each such Seller as fully as if such Person had taken such Authorized Action. Each Seller acknowledges and agrees that any payment made by Purchaser on behalf of such Seller to the Representative pursuant to this Agreement shall constitute full and complete payment to Sellers and Purchaser shall have no further liability therefor. No Seller shall bring, and each Seller hereby waives any right to bring, any Legal Proceeding against Purchaser as a result of any actions or inactions of the Representative.

(c) Death or Disability of the Representative. In the event of the death or permanent disability of the Representative, or its resignation, a successor Representative shall be appointed by a majority vote of the holders of the Membership Interests outstanding immediately prior to the Closing, with each such holder (or such holder’s successors or assigns) to be given a vote equal to the number of votes represented by the Membership Interests held by such holder immediately prior to the Closing.

(d) Deposit. Each Seller and his or her spouse, if applicable shall, simultaneous with the execution of this Agreement, deposit his Membership Interest (together with a an assignment membership interest executed in blank) with the Representative for delivery by the Representative to Purchaser at Closing.

Section 9.19 Legal Counsel. The Parties acknowledge and agree (both on their own behalf and on behalf of their directors, managers, equityholders, partners, officers, employees and Affiliates) (a) to permit (and take all steps reasonably requested by any party (at the requesting party’s expense)) any privilege attaching as a result of Bass, Berry & Sims PLC’s (“BBS”) services as counsel to the Company and/or Sellers in connection with the transactions contemplated by this Agreement and the Transaction Documents to survive the Closing and remain in effect; provided that such attorney client privilege will, after the Closing, be controlled by the Representative and (b) that after the Closing, all of BBS’s communications and records related to the preparation, negotiation and execution of this Agreement and Transaction Documents and the transactions contemplated hereby and thereby will become property of (and be controlled by) Sellers, and none of Purchaser, the Company or any of their post-Closing Affiliates (other than Sellers) will retain copies of, or otherwise maintain or be entitled to access to, any such communications and records. Notwithstanding the foregoing, if a dispute arises between Purchaser or the Company, on the one hand, and a third-party, other than a Seller, on the other, after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of privileged communications by BBS or a Seller to such third-party; provided, however, that the Company may not waive such privilege without the prior written consent of the Representative.

* * * * *

IN WITNESS WHEREOF, this Membership Interest Purchase Agreement has been executed by or on behalf of each of the Parties as of the day first written above.

PURCHASER: RUMBLEON, INC. By: /s/ Marshall Chesrown Name: Marshall Chesrown Title: Chief Executive Officer

SELLER: /s/ Steven Brewster Steven Brewster /s/ Justin Becker Justin Becker

REPRESENTATIVE: /s/ Steven Brewster Steven Brewster
  [Signature Page to Membership Interest Purchase Agreement]

Exhibit A

GENERAL RELEASE AND COVENANT NOT TO SUE

Steven Brewster (“Brewster”) and Justin Becker (“Becker”, and together with Brewster, the “Releasors” and each, a “Releasor”), on behalf of himself and each of his heirs, administrators, executors, personal representatives, successors, and assigns (“Affiliates”), hereby remises, releases, acquits, satisfies and forever discharges, Wholesale Express, LLC, a Tennessee limited liability company (the “Releasee”), from any and all manner of action and actions, claims, causes and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity (“Claims”), which any Releasor or his Affiliates ever had, now has, or which any successor, or assign of such party or his Affiliates hereafter can, shall or may have, against the Releasee, for, upon or by reason of any matter, cause or thing whatsoever, known or unknown, directly or indirectly, from the beginning of the world to the date of this instrument.

It is the specific intent of each Releasor to specifically forever settle all Claims that such Releasor or its Affiliates may have against any Releasee, whether they be known or unknown, matured or unmatured or otherwise, including all further costs and attorneys’ fees derived therefrom.

Each Releasor also represents, warrants and agrees that it has not transferred or assigned any of the released Claims and is the sole owner of such rights being released hereby, and that by signing this General Release and Covenant Not to Sue (this “Release”), such Releasor additionally covenants not to, and to cause its Affiliates not to, sue or to file any complaint of any kind whatsoever arising out of or in any way relating to any Claim released hereby.

Each Releasor hereby agrees that this Release extends to all Claims which such Releasor or its Affiliates know or suspect to exist in its favor as of the date of this Release or believes may come into existence in the future. Each Releasor intends this Release to be a full and complete release in satisfaction of all Claims, whether or not known or suspected by such Releasor or its Affiliates to exist in its favor at the time of execution of this Release.

The provisions of this Release may be pleaded as a full and complete defense to, and may be used as the basis for any injunction against, any action, suit or other proceeding that may be instituted, prosecuted or attempted in breach of this Release.

For the avoidance of all doubt, this Release does not extend to (i) any right to indemnification that any of the Releasors may have under the Releasee’s articles of organization, operating agreement, or under Tennessee law or (ii) any claims arising under the Membership Interest Purchase Agreement by and among Releasors, Releasee, and RumbleON, Inc., a Nevada corporation, dated October 26, 2018, and Releasors will expressly preserve such rights following the execution of this Release.

This Release shall be governed by the laws of the State of Delaware without regard to any conflict of laws provisions. Any suit, action or proceeding seeking to enforce any provision of or based on any matter arising out of or in connection with this Release shall be brought in, and be subject to the exclusive jurisdiction of, the Chancery courts within Davidson County in the State of Tennessee or the United States District Courts for the Middle District of Tennessee located in Davidson County, Tennessee, should the federal courts have jurisdiction over such suit, action or proceeding.

THE PARTIES HEREBY WAIVE AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS RELEASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS RELEASE, WHICH ACTION WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

If any provision of this Release is held to be illegal, invalid or unenforceable under present or future laws, that provision shall be severable and this Release shall be construed and enforced as if that illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision, and there shall be added automatically as part of this Release a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. This Release may be executed in two or more counterparts, each of which shall be deemed an original, but when taken together shall be but one instrument. Executed counterparts delivered by facsimile or in portable document format (.pdf) shall be deemed delivery of an originally executed counterpart in all cases.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed or caused its duly authorized representative to execute this Release as of the __ day of October, 2018.

RELEASORS:

_____________________________
Steven Brewster
[ADDRESS]
[CITY, STATE ZIP]

_____________________________
Justin Becker
[ADDRESS]
[CITY, STATE ZIP]

RELEASEE:

Wholesale Express, LLC

By:_______________________________
Name:
Title:

[Signature Page to Release]